    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 7, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                   ISKY, INC.

             (Exact name of registrant as specified in its charter)

               MARYLAND                                  7389                                 52-1347069
     (State or other jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
  of incorporation or Organization)          Classification Code Number)                Identification Number)

                         ------------------------------

                      6740 ALEXANDER BELL DRIVE, SUITE 300
                            COLUMBIA, MARYLAND 21046
                                  410-312-1515
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RICHARD T. HEBERT
                            CHIEF EXECUTIVE OFFICER
                                   ISKY, INC.
                      6740 ALEXANDER BELL DRIVE, SUITE 300
                            COLUMBIA, MARYLAND 21046
                                  410-312-1515
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

      ANTHONY H. RICKERT, ESQUIRE               STEPHEN A. RIDDICK, ESQUIRE
   Piper Marbury Rudnick & Wolfe LLP          Brobeck, Phleger & Harrison LLP
       1200 Nineteenth Street, NW         701 Pennsylvania Avenue, N.W., Suite 220
      Washington, D.C. 20036-2412                  Washington, D.C. 20004
             (202) 861-3900                            (202) 220-6000
          Fax: (202) 223-2085                       Fax: (202) 220-5200

                         ------------------------------

    Approximate date of commencement of proposed sale to the public: as soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                    PROPOSED
                                                           PROPOSED MAXIMUM          MAXIMUM
      TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED(1)         PER UNIT(2)       OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, par value $0.01              shares                  $               $69,000,000            $18,216

(1) Includes       shares which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

            SUBJECT TO COMPLETION DATED FEBRUARY 7, 2000      SHARES

                                     [LOGO]

                                  COMMON STOCK

    This is the initial public offering of common stock by iSKY, Inc. We are
selling             shares of common stock.

                            ------------------------

    There is currently no public market for the common stock. We have applied to have our common stock designated for trading on the Nasdaq National Market under the symbol "ISKY."

                            ------------------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public offering price.......................................   $          $
Underwriting discount.......................................   $          $
Proceeds, before offering expenses, to iSKY.................   $          $

    The underwriters may also purchase up to       additional shares of common
stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Delivery of the shares of common stock will be made on or about
            , 2000.

                            ------------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ---------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CHASE H&Q                                              DEUTSCHE BANC ALEX. BROWN

                            WILLIAM BLAIR & COMPANY

            , 2000

                              [Inside Front Cover]

[A picture showing a customer relationship associate linked by arrows to a picture of a customer through icons depicting our multi-channel communications tools including: text chat, e-mail, frequently asked questions, web screen synchronization, telephone and facsimile. The customer relationship associate is also connected by arrows to an icon representing the iSKY database and customer relationship tools]

[A picture showing the iSKY Bell with the logos of the following companies on the picture of the iSKY Bell: OneSoft, OrderTrust, Peppers & Rogers, MarketSwitch.]

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      4
Use of Proceeds.............................................     13
Dividend Policy.............................................     13
Capitalization..............................................     14
Dilution....................................................     15
Selected Historical Financial Data..........................     16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     17
Business....................................................     22
Management..................................................     36
Certain Transactions........................................     45
Principal Stockholders......................................     46
Description of Capital Stock................................     48
Shares Eligible for Future Sale.............................     50
Underwriting................................................     52
Legal Matters...............................................     55
Experts.....................................................     55
Where You Can Find More Information.........................     55
Index to Financial Statements...............................    F-1

------------------------

    Unless otherwise indicated, all references to "iSKY," "we," "us" and "our" refer to iSky, Inc., a Maryland corporation.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE 4 AND THE FINANCIAL STATEMENTS BEGINNING ON PAGE F-1, BEFORE MAKING AN INVESTMENT DECISION.

OUR BUSINESS

    iSKY provides a complete outsourced customer loyalty management solution to both electronic businesses and traditional companies seeking to enhance their customers' on-line and off-line experience before, during and after a purchase. Our customer loyalty management services use interactive one-to-one communications, enhanced by real-time, personalized data collection and management, to find, win, keep and enhance profitable customer relationships. We offer our clients a customized, fully integrated, Web-enabled solution for interacting with their customers through a variety of media including real-time text chat, e-mail, voice over Internet protocol, telephone and facsimile.

OUR MARKET OPPORTUNITY

    Providing high quality customer care and establishing long-term relationships with customers is critical to the ability of on-line and off-line businesses to maintain their competitive positions. With the emergence of electronic commerce and communication over the Internet, managing customer relationships has become more complex. Customers around the world expect to be able to access information and communicate with a company about its products or services at any time of day through a variety of communications tools such as telephone, e-mail and the Internet. However, many companies are not able to provide this range of options to their customers. Both off-line and on-line businesses often lack the expertise, resources and infrastructure necessary to appropriately and efficiently provide top quality customer support, and as a result may look for an outsourced solution to fulfill this need.

OUR SOLUTION

    We believe that we offer the only integrated "Customer Loyalty Management" solution which allows us to capitalize on the opportunities arising from current electronic commerce and outsourcing trends. Our multi-channel solution supports communication via text chat, e-mail, voice over Internet protocol, telephone and facsimile through a single representative at a single workstation. We also have the capability, through Web screen synchronization, to see the same Web page a customer is viewing and more effectively assist the customer in real time. This multi-channel capability, combined with our proprietary data mining, research and analysis tools uniquely positions iSKY to create effective customer loyalty management solutions. The data mining capabilities enable us to collect valuable customer data which provides insights into buying behavior, responses to different sales channels, the effectiveness of promotions and trends in customer service issues.

OUR COMPETITIVE ADVANTAGES

    We believe our competitive advantages will enable us to achieve our goal of becoming the leading provider of real-time customer care services. These competitive advantages include:

    - THE INTEGRATED REAL-TIME CUSTOMER LOYALTY MANAGEMENT SOLUTION. We believe we are the only company offering an integrated solution including multi-channel communication capabilities linked with our data management tools and expertise.

    - UNIQUE DATA MANAGEMENT AND WEB-BASED REPORTING CAPABILITIES. Web-based reporting, database query, and analytic tools enable our clients to have virtually instant access to customer information collected from the ongoing interactions between their customers and iSKY customer relationship associates.

    - FLEXIBLE AND SCALABLE INFRASTRUCTURE. Our customer loyalty management solutions are designed for flexibility, and can easily and cost-effectively be adapted for both small and large companies. In addition, we have designed our systems and infrastructure to be able to scale quickly and effectively to handle additional demand.

    - DIVERSE AND LONG-TERM CLIENT RELATIONSHIPS. We have over 40 clients ranging from electronic commerce start-up companies to Fortune 50 companies across numerous vertical markets. From 1995 to 1999, we have retained 92% of the clients who have engaged us, providing a recurring revenue stream and a receptive, existing client base to which we sell our multi-channel communications capabilities.

    - EXPERIENCED MANAGEMENT TEAM. Our senior management team has an average of 14 years of experience, including our chief executive officer who has 10 years of experience solely focused on customer loyalty management.

OUR GROWTH STRATEGY

    The key elements of our growth strategy include the following:

    - Rapidly expand and enhance existing client relationships.

    - Expand client base in key vertical markets.

    - Promote the iSKY brand.

    - Pursue acquisitions and strategic partnerships.

    - Expand our presence abroad.

OUR SALES AND DISTRIBUTION

    We sell through direct sales and strategic distribution partners. We currently have 20 direct sales people in 9 locations. In addition, we have numerous strategic distribution partners including Cirqit, OneSoft, OrderTrust and Peppers & Rogers.

OUR HISTORY

    iSKY was incorporated in Maryland as Original Research Corporation on May 8, 1984, changed its name to Sky Alland Research, Inc. on May 5, 1989, and changed its name to iSKY on February 4, 2000. Our principal executive offices are located at 6740 Alexander Bell Drive, Suite 300, Columbia, Maryland 21046. Our telephone number is (410) 312-1515. Our website is located at www.isky.com. Information contained in this website does not constitute part of this prospectus and is not incorporated into this prospectus by reference.

                                  THE OFFERING

Common stock offered by us..................................  shares

Common stock to be outstanding after the offering...........  shares

Use of proceeds.............................................  General corporate purposes, working capital needs and payment of debt
                                                              and accrued preferred stock
                                                              dividends.

Proposed Nasdaq National Market Symbol......................  "ISKY"

    UNLESS OTHERWISE NOTED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS DO NOT EXERCISE THEIR OPTION TO PURCHASE AN ADDITIONAL
            SHARES OF COMMON STOCK FROM US TO COVER OVER-ALLOTMENTS. THE NUMBER
OF OUTSTANDING SHARES USED IN THIS PROSPECTUS IS             AND EXCLUDES
            SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF OUTSTANDING OPTIONS
AND             SHARES OF COMMON STOCK AVAILABLE FOR THE FUTURE GRANT OF STOCK
OPTIONS UNDER OUR STOCK OPTION PLANS.

                         SUMMARY FINANCIAL INFORMATION

    The following table presents summary financial data for iSKY. This data should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The pro forma balance sheet data reflects the net proceeds from the sale of 1,260,775 shares of convertible preferred stock in a private offering after deducting offering expenses. The pro forma as adjusted column reflects the net proceeds from the
sale of       shares of common stock offered by us after deducting the estimated underwriting discounts and offering expenses and the automatic conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. Our historical financial information may not necessarily reflect our results of operations or financial position in the future.

                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                            DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................................   $18,912     $19,652     $24,011
Income (loss) from operations...............................       545      (1,163)     (1,407)
Net income (loss)...........................................       255      (1,593)     (1,564)
Preferred stock dividend requirements.......................      (986)       (681)     (1,349)
Net income (loss) applicable to common stockholders.........      (731)     (2,274)     (2,913)
                                                               =======     =======     =======
Basic and diluted net income (loss) per share applicable to
  common stockholders.......................................   $ (1.02)    $ (3.10)    $ (3.81)
                                                               =======     =======     =======

Shares used to compute basic and diluted net income (loss)
  per share applicable to common stockholders...............       718         733         765
                                                               =======     =======     =======

OTHER DATA:
  Number of interactions....................................     7,213       9,016      11,270

                                                                      DECEMBER 31, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 1,612     $29,912      $
Working capital.............................................    2,010      30,310
Total assets................................................   14,482      42,782
Long-term obligations, net of current portion...............      586         586
Convertible redeemable preferred stock......................    1,421       1,421
Stockholders' equity........................................    7,044      35,344

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE ADVERSELY AFFECTED BY ANY OF THE FOLLOWING FACTORS, IN WHICH EVENT THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE PART OR ALL OF YOUR INVESTMENT. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR THAT WE CURRENTLY THINK ARE IMMATERIAL, MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

                         RISKS RELATED TO OUR BUSINESS

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR FUTURE RESULTS.

    Although we were formed in 1984, we introduced our integrated on-line programs in September 1999 and recorded our first revenue from these services in November 1999. To date, we have generated only limited amounts of revenue from the sale of these services. Accordingly, you have limited information about our company with which to evaluate our business and prospects. Before buying our common stock, you should consider the risks and difficulties frequently encountered by companies in new and rapidly evolving markets, particularly those companies whose business depends on the Internet.

WE ANTICIPATE INCURRING SIGNIFICANT EXPENSES IN THE FORESEEABLE FUTURE WHICH MAY INCREASE OUR LOSSES.

    In order to reach our business growth objectives, we expect to incur significant operating and marketing expenses, as well as capital expenditures, during the next several years. In order to offset these expenses, we will need to generate significant additional revenue. If our revenue grows more slowly than we anticipate or if our operating and marketing expenses exceed our expectations, we may not generate sufficient revenue to be profitable or be able to sustain or increase profitability on a quarterly or an annual basis in the future.

OUR CLIENTS ARE CONCENTRATED IN A FEW INDUSTRIES; IF THESE INDUSTRIES EXPERIENCE DOWNTURNS, WE MAY LOSE SIGNIFICANT REVENUE.

    Many of our clients are in the automotive, health care and financial services industries. In 1999, clients in the automotive industry represented more than 50% of our revenue. A significant downturn in any of these industries or a trend in any of these industries not to use or to reduce their use of outsourced customer care services could result in lower revenue. In the future we expect many of our clients will be technology and electronic commerce companies and the failure of these markets to grow will reduce our revenues.

IF WE LOSE OR FAIL TO CONTINUE TO GENERATE REVENUE FROM OUR EXISTING CLIENTS, OUR BUSINESS WILL BE SERIOUSLY HARMED.

    Our failure to continue to sell services to our existing clients could seriously harm our business. In 1999, we derived approximately 91% of our total revenue from sales of services to clients that had made purchases from us before 1999. In 1999, our two largest clients accounted for 36% of revenues, our five largest clients accounted for 56% of our revenue and our 10 largest clients accounted for 78% of our revenue. The loss of one or more of these clients could significantly decrease our revenue. We expect to continue to derive a significant portion of our revenue from our existing clients. Our ability to retain our clients will depend on a variety of factors, including the analytic capabilities, scalability, openness, reliability and cost-effectiveness of our services as well as our ability to effectively market our products and services.

IF WE DO NOT SUCCESSFULLY COMPETE IN OUR INDUSTRY, WE MAY NOT BECOME PROFITABLE.

    Competition in the customer service and marketing services industry is intense. We expect competition to persist and intensify in the future. We compete against firms that provide outsourced teleservices and direct marketing services including marketing research firms and database marketing companies. We also compete against companies selling Internet and electronic commerce software and services. In addition, we compete against the in-house customer service initiatives that some companies are establishing on their own. New on-line interaction and electronic customer service solutions providers include Brigade Solutions, LivePerson, Computer Science Corporation and PeopleSupport. Established large call center outsourcers that have announced on-line capabilities include APAC, ICT Group, Precision Response Corp. and TeleSpectrum. We expect that more call center outsourcers will develop and announce interactive capabilities in the next year. In addition, current and potential competitors have established, or may establish, cooperative relationships among themselves or with vendors. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete successfully against current or future competitors.

    Some of our current competitors have longer operating histories than we. Some of our competitors have larger client bases, larger professional staffs, greater brand recognition and greater financial, technical, marketing and other resources than us. Many of our competitors also have well-established relationships with our current and potential clients and vendors and may be able to respond more quickly to changes in customer requirements. Each of these factors may place us at a disadvantage in responding to our competitors' pricing strategies, technological advances, marketing campaigns, strategic partnerships and other initiatives.

IF WE ARE NOT ABLE TO SUCCESSFULLY DEVELOP BRAND AWARENESS OF OUR SERVICES, WE MAY NOT BE ABLE TO ATTRACT NEW CLIENTS.

    Developing and maintaining widespread awareness of the "iSKY" brand name is an important element of our business strategy. If we do not successfully promote and maintain widespread recognition of our brand name, our operating margins and growth may decline. Successfully promoting our brand will depend largely on the effectiveness of our marketing efforts. In addition, our brand reputation may depend upon the success or failure of our clients. We plan to increase our marketing expenses to promote our brand name, which may reduce our operating margins.

OUR REVENUE IS DIFFICULT TO PREDICT AND WE MAY NOT BE ABLE TO REDUCE EXPENSES IF REVENUE DECLINES.

    Our operating expenses are relatively fixed and we incur costs based on our expectation of future revenues. We cannot completely reduce our expenses on short notice to compensate for unanticipated variations in the number of clients we are servicing. As a result, our failure to accurately predict our revenues may result in unnecessary expenses and adversely affect our financial condition. In addition, a number of factors unrelated to our performance, such as general business conditions or the client's operations and financial state, could cause cancellations or delays.

DELAYS IN OUR SALES CYCLES MAY CAUSE OUR REVENUES TO DECREASE.

    The sales cycle for our services varies from one to six months from initial contact with a potential client to the delivery of services. Occasionally sales require more time. Delays in executing a client agreement or purchase order may reduce our revenue for a period and may cause our operating results to vary. We believe that a potential client's decision to purchase our services is influenced by internal and external pricing comparisons as well as budgetary constraints. We may also need to explain and demonstrate the benefits of our services to our potential clients, which may require additional time and resources. In addition, the time required to implement our services can range from several weeks to several months and may depend on factors specific to each client. Delays in delivering services to new clients may affect our revenue and operating results.

IF WE ARE NOT ABLE TO INCREASE OUR CAPACITY QUICKLY, WE MAY NOT BE ABLE TO ACCOMMODATE SIGNIFICANT GROWTH IN THE NUMBER OF OUR CLIENTS.

    Our success depends on our ability to accommodate many different clients with several different services. We expect that the volume of interactions will increase significantly as we expand our operations. If this occurs, additional stress will be placed upon the hardware and software that manage our operations. We cannot assure you of our ability to efficiently manage a large number of customer interactions. If we are not able to maintain an appropriate level of operating performance, we may develop a negative reputation and our business would be materially adversely affected.

IF WE ARE NOT ABLE TO HIRE, TRAIN AND RETAIN SKILLED ASSOCIATES, WE MAY NOT BE ABLE TO SUSTAIN OUR BUSINESS.

    As a customer care services company, our future profitability and growth depends in large part on our ability to hire, train and retain skilled customer relationship associates. If we cannot hire, train and retain a sufficient number of qualified associates, we may not be able to provide top level customer care services requested by our clients, our expenses could increase and we may be unable to expand our business as quickly as we would like. Skilled personnel are in short supply and competition for these people is intense. In addition, to maintain our competitive position and to grow our business, we must make sure our associates maintain and develop their technical and business skills to become adept in our increasingly sophisticated technology and services. This process could be time consuming and expensive and may not be successful. We cannot assure you that we will be able to attract and retain the personnel necessary for the continuing growth of our business.

UNDERUTILIZATION OF OUR EMPLOYEE RESOURCES MAY ADVERSELY AFFECT OUR OPERATING REVENUES.

    We generally establish our personnel levels based on our expectations of client demand. If we hire more associates than our services to clients require, or if we are unable to effectively redeploy our employees to new services that are in demand, our operating margins may decline and we may continue to suffer losses. We have hired a large number of administrative and support personnel to support our anticipated growth. These personnel costs and expenses constitute a majority of our operating expenses.

THE EXPANSION OF OUR BUSINESS HAS PLACED, AND CONTINUES TO PLACE, A SIGNIFICANT STRAIN ON OUR MANAGEMENT, OPERATING INFRASTRUCTURE AND RESOURCES.

    Our failure to properly manage the expansion of our business could seriously harm us. We have recently experienced a period of significant and rapid expansion of our business that has placed, and continues to place, a significant strain on our management, operating infrastructure and resources. For example, several members of our management team joined us in 1999. The number of our corporate associates grew from 59 to 147 in 1999, and we plan to continue to expand our business by hiring additional personnel. To the extent that our business continues to grow rapidly, we must, among other measures, implement and improve on a timely basis our operating infrastructure, including our administrative, financial, customer service and operational systems, procedures and controls. In the near future, we plan to implement new software systems for enterprise resource planning and human resources management, including payroll and benefits. We could be seriously harmed if our current and anticipated personnel, systems, procedures and controls are inadequate to support our future operations, or if we are unable to complete the necessary improvements to our systems, procedures and controls on a timely basis.

IF WE ARE NOT ABLE TO ROLL OUT OUR SERVICE OFFERINGS QUICKLY AND EFFICIENTLY, WE MAY LOSE REVENUE.

    To be competitive we must be able to provide our full range of services to clients quickly. If we experience delays in developing the infrastructure necessary for delivering our services we may face customer dissatisfaction, loss of revenues and slower market acceptance. In addition, our new technology supporting these services is relatively untested and we may experience problems or failures with our technical systems. We may incur additional expenses in order to ensure that we can provide services to additional clients in a timely manner. If we overestimate the facilities and resources we need, we may incur expenses that exceed our revenue. In addition, we will need to continue to develop new services as technology develops. Delays in offering new services or enhancements could impair our ability to compete for clients.

ACQUISITIONS MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

    We intend to acquire or make investments in complementary businesses, products, services or technologies on an opportunistic basis when they will assist us in carrying out our business strategy. We may also enter into joint ventures or strategic alliances to meet these goals. If we acquire or make an investment in a company, or enter into a strategic relationship or joint venture, then we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the company may decide not to work for us. If we acquire or enter into a strategic agreement for the provision of services or technologies, we could have difficulty in assimilating them into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. We may also have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders.

    In addition, our ability to compete effectively and support our intended growth may be adversely affected if we are not able to identify suitable acquisition candidates or acquire companies on acceptable terms. We expect to face competition from other companies for acquisition candidates which will make it more difficult for us to acquire suitable companies on favorable terms. If we pay too much for these acquisitions our revenues will suffer and we may not become profitable.

IF WE ARE NOT ABLE TO EXPAND OUR SALES FORCE, WE MAY NOT BE ABLE TO INCREASE OUR REVENUE.

    If we are unable to significantly expand our sales force, we may not increase our market share or revenue, which could seriously harm our business. Competition for qualified sales personnel is intense, and we may not be able to hire a sufficient number of sales people with the skills we need. Moreover, the complex nature of our services lengthens the time it takes for our new sales people to become productive, typically two months. This lag in productivity may make it more difficult to meet our sales growth targets. We also may not generate sufficient sales to offset the increased expense resulting from growing our sales force, and we may be unable to manage a larger sales force.

WE INTEND TO EXPAND OUR INTERNATIONAL SALES EFFORTS BUT DO NOT HAVE SUBSTANTIAL EXPERIENCE IN INTERNATIONAL MARKETS.

    We intend to expand our international sales efforts in the future. We have very limited experience in marketing, selling, and supporting our customer loyalty management services abroad. Expansion of our international operations will require a significant amount of attention from our management and substantial financial resources. If we are unable to grow our international operations successfully and in a timely manner, our business could suffer. Doing business internationally involves additional risks, particularly:

    - unexpected changes in regulatory requirements, taxes, trade laws, and tariffs;

    - restrictions on repatriation of earnings;

    - differing intellectual property rights and protections;

    - differing labor regulations;

    - political and economic uncertainty or instability in some regions;

    - greater difficulty in staffing and managing foreign operations; and

    - fluctuating currency exchange rates.

WE ARE UNCERTAIN ABOUT OUR NEED FOR AND THE AVAILABILITY OF ADDITIONAL FUNDS BEYOND THE FUNDS RAISED IN THIS OFFERING.

    Our future capital needs are difficult to predict. We may require additional capital in order to take advantage of unanticipated opportunities, including strategic alliances and acquisitions, or to respond to changing business conditions and unanticipated competitive pressures. Additionally, funds from operations may be less than anticipated. Should these circumstances arise, we may need to raise additional funds either by borrowing money or issuing additional equity. We cannot assure you that we will be able to raise such funds on favorable terms or at all. If we are unable to obtain additional funds, we may be unable to take advantage of new opportunities or take other actions that otherwise might be important to our business.

IF THIRD-PARTY SOFTWARE THAT WE USE IN OUR PRODUCTS CEASES TO BE AVAILABLE, OUR BUSINESS COULD BE SERIOUSLY HARMED.

    We integrate third-party software to provide some of the functions of our services. If we cannot maintain licenses to key third-party software, delivery of our services could be delayed until we can develop or license equivalent software and integrate it into our services, which could seriously harm our business. Some of our license agreements with the vendors of this software have a short term, and the vendors may choose not to renew our licenses. In addition, if any of the vendors of our software cease to provide support for software we use, we may need to find alternative software providers.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY A SYSTEMS OR EQUIPMENT FAILURE WHETHER OUR OWN OR OUR CLIENTS'.

    Our operations are dependent upon our ability to protect our communications and data centers, computer and telecommunications equipment and software systems against damage and failures. Damage or failures could result from fire, power loss, equipment malfunctions, system failures, natural disasters and other causes. If our business or the operations of our clients are interrupted either from accidents or the intentional acts of others, we may lose revenues and incur significant unanticipated expenses which our insurance may not cover. In addition, in the event of widespread damage or failures at our facilities, our short-term disaster recovery and contingency plans and insurance coverage may not be sufficient.

    Our business is also significantly dependent on service provided by various local and long distance telephone companies, as well as Internet service providers. A significant increase in the cost of telephone service that is not recoverable through an increase in the price of our services, or any significant interruption in telephone services, could negatively impact our earnings.

CONTROLLING AND MANAGING OUR CLIENTS' INFORMATION AND PROPERTY EXPOSES US TO ADDITIONAL BUSINESS RISKS.

    As part of our customer care services, we manage a broad range of our clients' confidential customer and operational information. If our clients' information or property is misused, damaged or lost, or perceived to be misused, it could expose us to liability and could have a material impact on our ability to continue to do business with those clients or attract new business.

OUR RIGHT TO USE OUR TECHNOLOGY MAY BE CHALLENGED OR INFRINGED ON BY OTHERS.

    We have developed technology that facilitates many of the services we offer our clients and their customers. The steps we have taken to protect our proprietary intellectual property rights may not prevent or deter someone else from using or claiming rights to our intellectual property. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries where we market our services do not protect intellectual property rights to the same extent as do the laws of the United States. If our right to use this technology is challenged, or if others use it improperly, we may incur substantial expenses in protecting our rights. In addition, if others are successful in preventing our use of the technology we deploy to provide our services, our business will be adversely affected. We also cannot assure you that we will be able to prevent the unauthorized disclosure or use of our proprietary knowledge, practices and procedures if our senior managers or other key personnel leave us.

    In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may claim that we have violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may distract our management.

IF WE LOSE MEMBERS OF OUR SENIOR MANAGEMENT, OUR ABILITY TO GROW OUR BUSINESS MAY BE IMPAIRED.

    Our performance is highly dependent on the continued services of our executive officers and other key personnel, the loss of whom could materially adversely affect our business. We believe that our ability to effectively serve our clients and expand our business in the future will depend on our continued employment of senior management and key strategic, creative and technical personnel. Competition for qualified management personnel and other key personnel is intense. In addition, personal relationships are critical in obtaining and maintaining client engagements in our industry. Our personnel could join with a competitor or start a new business and compete with us, which may result in the loss of client relationships or business opportunities.

IF OUR KEY PERSONNEL DO NOT WORK TOGETHER SUCCESSFULLY, WE MAY NOT BE ABLE TO GROW OUR BUSINESS.

    A number of people on our management team and sales force have joined iSKY in the last 12 months. Our management team has limited experience with our company and working together. Our future performance will depend, in part, on our ability to integrate successfully our newly-hired executive officers into our management team. These individuals must spend a significant amount of time learning our business in addition to performing their responsibilities. In addition, our performance will depend on our ability to develop an effective working relationship among management. Any disaffection or disaccord among executive officers, or between our officers and our board of directors, could affect our ability to make strategic decisions.

                         RISKS RELATED TO OUR INDUSTRY

IF DEMAND FOR OUR INTERNET-BASED SERVICES DOES NOT GROW, WE MAY NOT BECOME PROFITABLE.

    Most businesses have little or no experience using the Internet for personalized customer service and marketing. We cannot predict the amount of spending on the types of Internet-based customer care services that we offer. Demand for our services is subject to a high level of uncertainty and is dependent upon many factors, including:

    - the acceptance of personalized on-line customer care programs;

    - increasing the number of clients our on-line programs attract; and

    - the results our clients achieve both as a result of our services and their own electronic commerce efforts.

    The market for on-line services may not continue to grow or be sustainable. If on-line services do not achieve market acceptance, we may not become profitable. The demand for on-line services will also depend on the acceptance by consumers and businesses of the Internet or electronic commerce as viable commercial mediums. Consumers or businesses may reject electronic commerce for a number of reasons, including:

    - inadequate network infrastructure; insufficiency of telecommunications services to support electronic commerce and the Internet;

    - delays in the development of technologies that facilitate use, and improve the security, of the Internet and electronic commerce;

    - delays in the development of new conventions to handle increased levels of Internet activity;

    - increased governmental regulation; and

    - changes in sales tax laws.

BREACHES OF SECURITY ON THE INTERNET MAY SLOW THE GROWTH OF INTERNET COMMERCE AND LIMIT OUR GROWTH.

    A significant barrier to market acceptance of Internet commerce and communication is the concern regarding the secure exchange of valuable and confidential information over public networks. Anyone who is able to circumvent security measures could misappropriate proprietary, confidential customer information or cause interruptions in our clients' operations. Our clients may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches, reducing their demand for our services. A well-publicized breach of security could deter consumers and businesses from using the Internet to conduct transactions that involve transmitting confidential information. The failure of the security features of our services to prevent security breaches, or well-publicized security breaches affecting the Web in general, could significantly harm our business.

WE MAY BE VULNERABLE TO COMPUTER VIRUSES AND OTHER DISRUPTIONS CAUSED BY UNAUTHORIZED OR ILLEGAL ACCESS TO OUR SYSTEMS THAT COULD NEGATIVELY AFFECT THE QUALITY OF OUR SERVICES AND REQUIRE SIGNIFICANT EXPENDITURES TO ADDRESS.

    Our systems may be vulnerable to computer viruses and other disruptions caused by unauthorized or illegal access to our systems which could require us to spend significant resources to protect against or correct. In addition, eliminating computer viruses and alleviating other disruptive problems may require interruptions, delays or changes in our delivery of services to our clients. On-line service providers have in the past experienced, and in the future experience, interruptions of service as a result of the accidental or intentional actions of Internet users and current and former employees. We cannot be certain that measures we take to prevent these problems will continue to be protective in the future.

NEW LAWS OR REGULATIONS AFFECTING THE INTERNET, ELECTRONIC COMMERCE OR COMMERCE IN GENERAL COULD REDUCE OUR REVENUES AND ADVERSELY AFFECT OUR GROWTH.

    Congress and other domestic and foreign governmental authorities have adopted and are considering legislation affecting use of the Internet, including laws relating to the use of the Internet for commerce and distribution. The adoption or interpretation of laws regulating the Internet, or of existing laws governing such things as consumer protection, libel, property rights and personal privacy, could hamper the growth of the Internet and its use as a communications and commercial medium. If this occurs, companies may decide not to use our services and our business and operating results would suffer.

GOVERNMENT REGULATION OF THE COLLECTION AND USE OF PERSONAL DATA COULD REDUCE DEMAND FOR OUR SERVICES.

    We collect and analyze data from various applications, including Internet applications, which enable us to capture and use information about our clients' customers. Government regulation that limits our clients' use of this information could reduce the demand for our services. A number of jurisdictions have adopted, or are considering adopting, laws that restrict the use of customer information from Internet applications. The European Union has required that its member states adopt legislation that imposes restrictions on the collection and use of personal data on the Internet. They also must adopt legislation limiting the transfer of personally-identifiable data to countries that do not impose equivalent restrictions. The United States Department of Commerce and the European Union are negotiating safe-harbor regulations for U.S.-based Internet commerce companies, but have not yet reached agreement. In the United States, the Children's Online Privacy Protection Act was enacted in October 1998. The Federal Trade Commission has enacted rules implementing this legislation imposing disclosure obligations on Internet sites collecting personally-identifiable data from children under 13. These rules become effective in April. In addition, the Federal Trade Commission is investigating privacy practices of businesses that collect information on the Internet. These and other privacy-related initiatives could reduce demand for some of the features of our iSKY programs.

RESIDUAL YEAR 2000 ISSUES MAY DISRUPT OUR OPERATIONS AND AFFECT OUR REVENUES.

    The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer controlled systems using two digits rather than four to define the applicable year. For example, software programs that have time-sensitive components may recognize a date represented as "00" as the year 1900 instead of the year 2000. In addition, programs may fail to recognize February 29, 2000 as a leap year date as a result of an exception to the calculation of leap years that will occur in the year 2000 and occurs only once every 400 years. This problem could result in miscalculations, data corruption, system failures or disruptions of operations. Because we integrate third-party software to provide some of the functions of our services, residual Year 2000 problems affecting this software could cause our systems to fail. If residual Year 2000 problems cause the failure of any of the technology, software or systems necessary to provide our services or operate our business, we could lose customers, suffer significant disruptions in our business, lose revenues or incur substantial liabilities and expenses. We could also become involved in costly litigation which would materially affect our operating results and financial condition.

                         RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE AFTER THIS OFFERING MAY BE VOLATILE.

    Prior to this offering, our common stock has not been sold in a public market. You will pay a price that we negotiated with the representatives of the underwriters based on a number of factors, which may be different from a price established in a competitive market. After this offering, an active trading market in our stock might not develop. If an active trading market does develop, it may not continue. Also, if an active trading market does develop, the trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology companies and electronic commerce companies, which have often been unrelated to the operating performance of these companies. Our stock price could fluctuate as a result of these market fluctuations.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK AFTER THIS OFFERING MAY AFFECT OUR STOCK PRICE.

    The market price of our common stock could drop as a result of sales of substantial amounts of common stock in the public market after the closing of this offering or the perception that substantial sales could occur. We cannot predict whether substantial amounts of our common stock will be sold in the open
market. Immediately after this offering, we will have outstanding       shares
of our common stock.             of these shares will be available for sale in
the public market immediately and an additional             of these shares will
be freely tradable 180 days after the date of this prospectus. In addition
holders of       shares of our common stock have the right to require us to register their shares with the Securities and Exchange Commission. We also intend to register all shares of our common stock that we may issue under our stock option plans. Once we register these shares, they can be freely sold in the public market. If any of the holders just described cause a large number of shares of our common stock to be sold in the public market, the price of our common stock could decrease.

PURCHASERS OF OUR COMMON STOCK IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price is substantially higher than the net tangible book value per share of our outstanding common stock immediately after this offering. The net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the total number of shares of common stock outstanding prior to this offering. Accordingly, purchasers of common stock will experience immediate and substantial net
tangible book value dilution of approximately $      per share, or approximately
      % of the offering price of $      per share.

OUR ARTICLES OF INCORPORATION, OUR BYLAWS AND MARYLAND LAW MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE US, DESPITE THE POSSIBLE BENEFIT TO OUR STOCKHOLDERS.

    Provisions of our articles of incorporation, our bylaws and Maryland law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our bylaws provide for a classified board of directors, meaning that only approximately one-third of our directors will be subject to re-election at each annual stockholder meeting. Our articles of incorporation also permit our board of directors to issue one or more series of preferred stock which may have rights and preferences superior to those of the common stock. The ability to issue preferred stock could have the effect of delaying or preventing a third party from acquiring us. These provisions could discourage takeover attempts and could materially adversely affect the price of our stock.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH MAY NOT PROVE TO BE ACCURATE OR COMPLETE.

    Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this document constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions.

                                USE OF PROCEEDS

    Assuming an initial public offering price of $      per share, we will
receive net proceeds of approximately $      million from the sale of
            shares of common stock in this offering, or $      million if the
underwriters exercise their over-allotment option in full. We intend to use the net proceeds of this offering to fund general corporate purposes and working capital needs, including capital expenditures to support information technology initiatives and increase sales and marketing efforts. We also consider acquisitions from time to time and may use a portion of the net proceeds of this offering to fund all or a portion of the purchase price of acquisitions. We also expect to use a portion of these proceeds to pay outstanding debt of $645,000 and accrued preferred stock dividends of approximately $1.2 million. Pending these uses, we intend to invest the net proceeds of this offering in investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business, and we do not currently anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table shows the total capitalization of iSKY as of December 31, 1999, on (i) an actual basis, (ii) pro forma to show the sale of 1,260,775 shares of Series BB preferred stock as if the sale had occurred on December 31, 1999 and (iii) pro forma as adjusted to give effect to the offering of common stock as described in the "Use of Proceeds" section and the conversion of the shares of preferred stock into common stock on the closing of this offering. The number of shares of common stock excludes 1,121,674 shares of common stock issuable upon the exercise of stock options granted under our stock option plan and an additional 225,000 shares reserved for issuance under the plan. See "Description of Securities."

                                                               AS OF DECEMBER 31, 1999
                                                       ----------------------------------------
                                                                                    PRO FORMA
                                                         ACTUAL       PRO FORMA    AS ADJUSTED
                                                       -----------   -----------   ------------
Cash and cash equivalents............................  $ 1,611,951   $29,911,951   $
                                                       ===========   ===========   ============

Line of credit.......................................  $   645,000   $   645,000   $
Total obligations under capital leases...............    1,530,886     1,530,886
Convertible redeemable preferred stock...............    1,421,154     1,421,154

Stockholders' equity:
Series C convertible preferred stock, $0.01 par
  value, 127,000 shares authorized, 127,000 shares
  issued and outstanding.............................        1,270         1,270
Series D convertible preferred stock, $0.01 par
  value, 855,400 shares authorized, 855,400 shares
  issued and outstanding.............................        8,554         8,554
Series G convertible preferred stock (voting), $4.50
  par value, 600,000 shares authorized, 523,809
  shares issued and outstanding......................    2,357,140     2,357,140
Series H convertible preferred stock (voting), $6.00
  par value, 600,000 shares authorized, 523,809
  shares issued and outstanding......................    3,142,854     3,142,854
Series AA convertible preferred stock (voting), $0.01
  par value, 1,100,000 shares authorized, 1,000,000
  shares issued and outstanding......................       10,000        10,000
Series BB convertible preferred stock (voting), $0.01
  par value, 1,260,775 shares authorized, 1,260,775
  shares issued and outstanding......................           --        12,608
Common stock, $0.01 par value, 20,000,000 shares
  authorized, 796,349 shares issued and
  outstanding........................................        7,963         7,963
Additional paid in capital...........................    8,289,215    36,576,607
Accumulated deficit..................................   (6,772,608)   (6,772,608)
                                                       -----------   -----------   ------------
Total stockholders' equity...........................    7,044,388    35,344,388
                                                       -----------   -----------   ------------
Total capitalization.................................  $12,253,379   $68,853,379   $
                                                       ===========   ===========   ============

                                    DILUTION

    The net tangible book value of our common stock as of December 31, 1999 was
$      million, or $      per share of common stock. Net tangible book value per
share represents the amount of our total tangible assets less our total liabilities, divided by the total number of shares of common stock outstanding prior to this offering.

    After giving effect to this offering and the receipt of $      million of
net proceeds from this offering, based on an assumed initial public offering
price of $      per share, the pro forma net tangible book value of the common
stock as of December 31, 1999 would have been approximately $      million, or
$      per share. This amount represents an immediate increase in net tangible
book value of $      per share to our existing stockholders, and an immediate
dilution in net tangible book value of $      per share to purchasers of common
stock in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates the dilution:

Assumed initial public offering price per share.............               $
  Net tangible book value per share at December 31, 1999....  $
  Increase in pro forma net tangible book value per share
    attributable to new investors...........................
                                                              ----------
Pro forma net tangible book value per share after this
  Offering..................................................
                                                                           ----------
Dilution per share to new investors.........................               $
                                                                           ==========

    The following table shows, as of December 31, 1999, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by new investors who purchase shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and offering expenses. The table does not reflect outstanding stock
options to purchase an aggregate of       shares of common stock at a weighted
average exercise price of $            per share.

                                                                                TOTAL
                                                    SHARES PURCHASED        CONSIDERATION
                                                   -------------------   -------------------   AVERAGE PRICE
                                                    NUMBER    PERCENT     AMOUNT    PERCENT      PER SHARE
                                                   --------   --------   --------   --------   -------------
Existing Stockholders............................                  %      $              %        $
New Investors....................................
                                                     ---        ---       ------      ---
Total............................................                  %      $              %
                                                     ===        ===       ======      ===

    If the Underwriters' over-allotment option is exercised in full, sales in this offering will reduce the number of shares of common stock held by existing
stockholders to approximately   % of the total shares of common stock
outstanding after the offering and will increase the number of shares held by
new investors to       , or approximately       % of the total shares of common
stock outstanding after the offering.

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected historical statement of operations and balance sheet data for each of the fiscal years ended December 31, 1995 through 1999, have been derived from our audited financial statements. This data should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial information contained herein may not necessarily reflect our results of operations, financial position and cash flows in the future.

                                                             YEARS ENDED DECEMBER 31,
                                              ------------------------------------------------------
                                                1995        1996        1997       1998       1999
                                              ---------   ---------   --------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................   $11,542     $14,049    $18,912    $19,652    $24,011
Direct employee expenses....................     3,113       4,147      4,882      6,838      8,177
Other direct expenses.......................     1,499       1,969      2,507      3,085      3,431
Indirect expenses:
  Account services..........................     1,999       2,053      2,491      1,951      2,283
  Information services......................     2,158       2,409      2,870      3,457      5,117
                                               -------     -------    -------    -------    -------
      Total indirect expenses...............     4,157       4,462      5,361      5,408      7,400
                                               -------     -------    -------    -------    -------
General and administrative..................     2,206       3,736      3,484      3,946      3,804
Sales and marketing.........................     1,588       1,595      2,133      1,538      2,606
                                               -------     -------    -------    -------    -------
Income (loss) from operations...............    (1,021)     (1,860)       545     (1,163)    (1,407)
Interest expense, net.......................      (272)       (195)      (290)      (430)      (157)
                                               -------     -------    -------    -------    -------
Income (loss) before income taxes...........    (1,293)     (2,055)       255     (1,593)    (1,564)
Provision (benefit) for income taxes........        --          --         --         --         --
                                               -------     -------    -------    -------    -------
Net income (loss)...........................    (1,293)     (2,055)       255     (1,593)    (1,564)
Preferred stock dividend requirements.......        --          --       (986)      (681)    (1,349)
                                               -------     -------    -------    -------    -------
Net income (loss) applicable to common
  stockholders..............................   $(1,293)    $(2,055)   $  (731)   $(2,274)   $(2,913)
                                               =======     =======    =======    =======    =======
Basic and diluted net income (loss) per
  share applicable to common stockholders...   $ (1.92)    $ (2.98)   $ (1.02)   $ (3.10)   $ (3.81)
                                               =======     =======    =======    =======    =======
Shares used to compute basic and diluted net
  income (loss) per share applicable to
  common stockholders)......................       673         689        718        733        765
                                               =======     =======    =======    =======    =======

                                                                    AS OF DECEMBER 31,
                                                   ----------------------------------------------------
                                                     1995       1996       1997       1998       1999
                                                   --------   --------   --------   --------   --------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................   $  205     $1,864    $ 1,866    $ 4,926    $ 1,612
Working capital..................................     (692)     2,081      1,636      5,378      2,010
Total assets.....................................    5,301      8,814     10,919     15,119     14,482
Long-term obligations, net of current portion....      936      1,542      1,110      1,054        586
Convertible redeemable preferred stock...........    1,441      1,441      1,441      1,421      1,421
Stockholders' equity.............................      547      3,882      4,309      8,566      7,044

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH THE COMBINED FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    iSKY provides a complete outsourced customer loyalty management solution to companies seeking to enhance their customers' on-line and off-line experience before, during and after a purchase. We offer our services as an integrated solution, which enables our clients to outsource their complete customer loyalty management needs. We currently provide customer care services to over 40 businesses in a range of industries including automotive, health care, electronic commerce, technology and financial services. We have a number of long-term client relationships and from January 1, 1995 through December 31, 1999, we have retained 92% of the clients who have engaged us.

    We derive our revenues from a broad range of services involving inbound and outbound telephonic and Internet-based communications which are customized according to the client's needs. Revenues are generally recognized at contractual rates as services are provided. Revenues are generated based on the number and type of interactions with clients' customers through various communication channels, including text chat, e-mail, telephone and facsimile. Typically for each contract we establish a rate for inbound contacts, based on the number of minutes of interaction. We establish a rate for outbound contacts based on the number of interactions. In addition, we earn fees related to program set up costs and reporting and additional services. Historically, we have seen our first quarter results remain at the same level or slightly lower than our fourth quarter results of the prior year due to beginning of the year new program ramp-ups and early year lows in client transaction activity.

    Our expenses are comprised of:

    - direct employee expense, which consist of payroll, taxes and benefits for our customer relationship associates and database warehouse associates;

    - other direct expenses, which consist of all expenses, excluding employee expenses, for our communication centers and database warehouse operations directly related to providing services under the terms of our contracts, including certain occupancy and information technology costs and depreciation and amortization expenses;

    - indirect expenses consist of the following:

       -- account services, which consist primarily of compensation and related expenses for account services associates, and other overhead including program materials and supplies;

       -- information services, which consist primarily of compensation and related expenses for information services associates, and other overhead including computer equipment, hardware and software maintenance and depreciation;

    - general and administrative, consist primarily of compensation and related expenses for executive, management and administrative personnel and other overhead costs, including certain occupancy and depreciation and amortization expenses; and

    - sales and marketing, consist primarily of compensation and related expenses for sales and marketing staff, marketing programs and materials and advertising costs.

RESULTS OF OPERATIONS

    The following table sets forth certain historical financial information from our audited statements of operations expressed as a percent of revenues.

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997        1998        1999
                                                              --------    --------    --------
Revenues....................................................   100.0%      100.0%      100.0%
Direct employee expenses....................................    25.8        34.8        34.1
Other direct expenses.......................................    13.3        15.7        14.3
Indirect expenses:
    Account services........................................    13.1         9.9         9.5
    Information services....................................    15.2        17.6        21.3
                                                               -----       -----       -----
    Total indirect expenses.................................    28.3        27.5        30.8
                                                               -----       -----       -----
General and administrative..................................    18.4        20.1        15.8
Sales and marketing.........................................    11.3         7.8        10.9
                                                               -----       -----       -----
Income (loss) from operations...............................     2.9        (5.9)       (5.9)
Interest expense, net.......................................    (1.6)       (2.2)       (0.6)
                                                               -----       -----       -----
Income (loss) before income taxes...........................     1.3        (8.1)       (6.5)
Provision for income taxes..................................     0.0         0.0         0.0
                                                               -----       -----       -----
Net income (loss)...........................................     1.3%       (8.1)%      (6.5)%
                                                               =====       =====       =====

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues were $24.0 million for the year ended December 31, 1999 as compared to $19.7 million for the year ended December 31, 1998, an increase of $4.4 million or 22.2%. Revenues increased as a result of new business from existing clients, as well as from new clients. Revenues for clients we provided service for in both 1999 and 1998 were $21.8 million for the year ended December 31, 1999 as compared to $18.0 million for the year ended December 31, 1998, an increase of $3.8 million or 21.1%.

    DIRECT EMPLOYEE EXPENSES. Direct employee expenses were $8.2 million for the year ended December 31, 1999 as compared to $6.8 million for the year ended December 31, 1998, an increase of $1.3 million or 19.6%. The increase was directly attributable to the additional staffing needed to service our clients in 1999. Direct employee expenses as a percent of revenues was 34.1% in 1999, down from 34.8% in 1998. This decrease resulted from higher customer relationship associate productivity in 1999. The decrease as a percentage of revenues was partially offset by the cost of hiring new customer relationship associates.

    OTHER DIRECT EXPENSES. Other direct expenses were $3.4 million for the year ended December 31, 1999 as compared to $3.1 million for the year ended
December 31, 1998, an increase of $346,000 or 11.2%. The increase was primarily due to the opening of a new communications center in Lafayette, Indiana in 1999 to accommodate increased volumes of business. Other direct expenses as a percent of revenues was 14.3% in 1999, down from 15.7% in 1998. This decrease resulted from our inability to leverage our communications center fixed costs.

    ACCOUNT SERVICES. Account services expenses were $2.3 million for the year ended December 31, 1999 as compared to $2.0 million for the year ended
December 31, 1998, an increase of $332,000 or 17.0%. The increase was primarily the result of hiring additional account service associates along with additional costs of providing specific account reporting to customers.

    INFORMATION SERVICES. Information services expenses were $5.1 million for the year ended December 31, 1999 as compared to $3.5 million for the year ended December 31, 1998, an increase of

$1.7 million or 48.0%. Information services expenses as a percentage of revenue were 21.3% in 1999 compared to 17.6% in 1998. The increase both in dollars and as a percentage of revenues was primarily the result of expenses related to year 2000 compliance issues. In addition, increases in information services expenses resulted from the hiring of additional information service associates and related costs.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $3.8 million for the year ended December 31, 1999 as compared to $3.9 million for the year ended December 31, 1998, a decrease of $142,000 or 3.6%. General and administrative expenses as a percent of revenue was 15.8% for 1999 as compared 20.1% for 1998. This decrease was a result of our ability to leverage our fixed overhead costs.

    SALES AND MARKETING. Sales and marketing expenses were $2.6 million for the year ended December 31, 1999 as compared to $1.5 million for the year ended December 31, 1998, an increase of $1.1 million or 69.4%. Sales and marketing as a percent of revenues was 10.9% in 1999 compared to 7.8% in 1998. The increase both in dollars and as a percentage of revenues was primarily due to increased staffing as well as advertising and marketing costs related to the promotion of the iSKY brand.

    INTEREST EXPENSE, NET. Interest expense, net was $157,000 for the year ended December 31, 1999 as compared to $430,000 for the year ended December 31, 1998, a decrease of $273,000 or 63.5%. Interest expense incurred during 1999 and 1998 was primarily due to borrowings under our line-of-credit. Interest expense was offset by interest income of $114,000 in the year ended December 31, 1999 and $72,000 for the year ended December 31, 1998.

    PROVISION FOR INCOME TAXES. We incurred losses for the years ended December 31, 1999 and 1998. Accordingly, there were no provisions for income taxes in these periods. See also Note 13 to the "Financial Statements" included elsewhere in this prospectus.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues were $19.7 million for the year ended December 31, 1998 as compared to $18.9 million for the year ended December 31, 1997, an increase of $740,000 or 3.9%. The relatively low increase in revenue in 1998 as compared to the prior year was mainly due to lower billable production relative to 1997. Lower billable production resulted from the lack of sufficient capital resources to develop the capacity and infrastructure necessary to expand services to the existing client base. As a result, we had over $2.0 million of backlog revenue at the end of 1998.

    Revenues for clients we provided service for in both 1998 and 1997 were $14.1 million for the year ended December 31, 1998 as compared to $10.0 million for the year ended December 1997, an increase of $4.1 million or 41.0%.

    DIRECT EMPLOYEE EXPENSES. Direct employee expenses were $6.8 million for the year ended December 31, 1998 as compared to $4.9 million for the year ended December 31, 1997, an increase of $2.0 million or 40.1%. Direct employee expenses as a percentage of revenues was 34.8% in 1998 compared to 25.8% in 1997. The increase both in dollars and as a percent of revenue was a result of hiring additional customer relationship associates, who due to infrastructure constraints, were not as productive as in the prior year.

    OTHER DIRECT EXPENSES. Other direct expenses were $3.1 million for the year ended December 31, 1998 as compared to $2.5 million for the year ended
December 31, 1997, an increase of $578,000 or 23.1%. Other direct expenses as a percent of revenues was 15.7% for 1998 as compared to 13.3% for 1997. The increase both in dollars and as a percentage of revenues was a result of additional costs to operate our information systems.

    ACCOUNT SERVICES. Account services expenses were $2.0 million for the year ended December 31, 1998 as compared to $2.5 million for the year ended
December 31, 1997, a decrease of $540,000 or 21.7%.

    INFORMATION SERVICES. Information services expenses were $3.5 million for the year ended December 31, 1998 as compared to $2.9 million for the year ended December 31, 1997, an increase of $588,000 or 20.5%. Information services as a percent of revenues was 17.6% in 1998 compared to 15.2% in 1997. The increase both in dollars and as a percentage of revenues was the result of additional staffing, depreciation of new computer equipment and the development of the database warehouse department.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $3.9 million for the year ended December 31, 1998 as compared to $3.5 million for the year ended December 31, 1997, an increase of $462,000 or 13.3%. General and administrative expenses as a percent of revenues was 20.1% in 1998 compared to 18.4% in 1997. This increase was primarily due to an increase in the provision for bad debt expense as well as increased staffing.

    SALES AND MARKETING. Sales and marketing expenses were $1.5 million for the year ended December 31, 1998 as compared to $2.1 million for the year ended December 31, 1997, a decrease of $595,000 million or 27.9%. Sales and marketing as a percentage of revenues was 7.8% in 1998 compared to 11.3% in 1997. The decrease both in dollars and as a percentage of revenues was due to reduced commissions paid to the sales force resulting from the relatively low revenue growth as discussed above.

    INTEREST EXPENSE, NET. Interest expense, net was $430,000 for the year ended December 31, 1998 as compared to $290,000 for the year ended December 31, 1997, an increase of $140,000 or 48.3%. Interest expense was offset by interest income of $72,000 for the year ended December 31, 1998 and $53,000 for the year ended December 31, 1997.

    PROVISION FOR INCOME TAXES.  We incurred a loss for the year ended
December 31, 1998. We generated income for the year ended December 31, 1997 that was offset by net operating loss carryforwards. Accordingly, there were no provisions for income taxes in these periods. See also Note 13 to the "Financial Statements" included elsewhere in this prospectus.

NET OPERATING LOSS CARRYFORWARDS

    As of December 31, 1999, we had net operating loss carryforwards of approximately $7.6 million that will expire at various dates, through 2018, if not utilized. We have recorded a valuation allowance of 100% of net deferred tax assets as the future realization of tax benefit is not sufficiently assured.

LIQUIDITY AND CAPITAL RESOURCES

    In February 2000, we completed a private sale of convertible preferred securities resulting in net proceeds of $28.3 million that will be used to support information technology initiatives, working capital needs, strategic acquisitions, continued expansion of our online business and general corporate purposes.

    Cash provided by operating activities was $360,000 and $478,000 for the years ended December 31, 1999 and 1998, respectively. Working capital was $2.0 million as of December 31, 1999 and $5.4 million as of December 31, 1998. The decrease in working capital in 1999 was primarily due to the increase in staffing and infrastructure necessary to provide additional services to existing and new clients and the marketing costs associated with new services. We expect that cash proceeds raised from the private sale of convertible perferred stock in February 2000 and this offering will be sufficient to fund our operations for the upcoming 12 months.

    Cash used in investing activities was $2.7 million and $1.9 million for the years ended December 31, 1999 and 1998, respectively. Capital expenditures have consisted primarily of upgrades to our software and hardware at the communication centers. We expect to incur significant capital expenditures in order to support new contracts, business initiatives and anticipated future growth opportunities. We anticipate that our total investment in new facilities, and upgrades and additions to existing facilities and information technology services for the year ended December 31, 2000 will be approximately $10.5 million. The increase in capital expenditures over 1999 relates primarily to the opening of our new communications center in Oregon and to equipping our existing communication operations with our integrated customer loyalty management solution.

    Cash used in financing activities was $1.0 million for the year ended December 31, 1999. Cash provided by financing activities was $4.5 million for the year ended December 31, 1998. During October 1998, we completed a private sale of convertible preferred securities resulting in net proceeds of $7.3 million which was offset by repayment of borrowings under the line of credit of $1.3 million and principal payments on obligations under capital leases and notes payable of $1.5 million. The net proceeds were used to fund working capital requirements and system upgrades.

    We have a $5.0 million secured line of credit and a $2.0 million committed equipment line with a commercial bank. The borrowings are collateralized by a first priority security interest in all of the corporate assets of the company. The line of credit is repayable in October 2000 and bears interest at the bank's prime rate. The equipment line is repayable $1.0 million in February 2003 and $1.0 million in August 2003 and bears interest at the bank's prime rate plus three quarters of one percent per annum. At December 31, 1999, $645,000 was outstanding under the line of credit and the interest rate on outstanding borrowings under the line of credit was 8.5%. At December 31, 1999, no amount was outstanding under the equipment line. Upon completion of this offering, and in connection with the conversion of the series AA preferred stock, we will declare and pay accrued dividends of approximately $1.2 million.

    We believe that international markets represent further opportunities for growth. We may consider entering into forward exchange contracts in order to hedge our net investment in international countries in which we establish a presence, although no assurance can be given that we will be able to do so on acceptable terms.

INFLATION

    Management believes that inflation has not had a material effect on our operations.

YEAR 2000 COMPLIANCE

    We estimate the year 2000 expenses in 1999 to be $1.4 million, including internal personnel costs. The Year 2000 computer problem refers to the potential for system and processing failures of date-related data as a result of computer controlled systems using two digits rather than four to define the applicable year. For example, software programs that have time-sensitive components may recognize a date represented as "00" as the year 1900 instead of the year 2000. In addition, programs may fail to recognize February 29, 2000 as a leap year date as a result of an exception to the calculation of leap years that will occur in the year 2000 and occurs only once every 400 years. This problem could result in miscalculations, data corruption, system failures or disruptions of operations. Because we integrate third-party software to provide some of the functions of our services, residual Year 2000 problems affecting this software could cause our systems to fail. If residual Year 2000 problems cause the failure of any of the technology, software or systems necessary to provide our services or operate our business, we could lose customers, suffer significant disruptions in our business, lose revenues or incur substantial liabilities and expenses. We could also become involved in costly litigation which would materially affect our operating results and financial condition.

    Although the transition from 1999 to 2000 has passed and we are not aware of any Year 2000 problems with our internal systems or our vendors, it is possible that Year 2000 problems could be discovered in the future.

QUALITATIVE AND QUANTITATIVE DISCLOSURE OF MARKET RISK

    We do not currently have any derivative financial instruments. We invest our excess cash in short-term highly liquid cash equivalents. Our line of credit will be repaid upon completion of this offering. As a result, we believe that our exposure to interest rate risk is not material.

                                    BUSINESS

OVERVIEW

    We provide a complete outsourced customer loyalty management solution to companies seeking to enhance their customers' on-line and off-line experience before, during and after a purchase. Our customer loyalty management services use interactive one-to-one communications, enhanced by real-time, personalized data collection and management, to find, win, keep and enhance profitable customer relationships.

    We offer our clients a customized, fully-integrated, Web-enabled solution which allows for interaction with their customers through a variety of media including real-time text chat, e-mail, voice over Internet protocol, telephone and facsimile. Equipped with state-of-the-art Windows-based customer interaction software and leading computer telephony technologies, iSKY customer relationship associates support inbound and outbound communications center applications involving customer acquisition, retention and optimization. We are able to collect and analyze data concerning our clients' customers based on our interactions and provide immediate feedback to our clients.

    Our clients include Fortune 1000 companies as well as both established and early-stage electronic commerce companies. As of December 31, 1999, we had more than 40 clients, including American Express, BMW, Concierge Club, General Electric Capital Corporation, Hewlett Packard, Kohler, LensCrafters, Owens Corning and Volkswagen.

INDUSTRY BACKGROUND

IMPORTANCE OF CUSTOMER LOYALTY

    The emergence of the Internet and the accelerating pace of technological innovation pose new challenges for both traditional off-line businesses and pure on-line businesses as they fight to find, win, keep and enhance profitable customer relationships. A critical factor in meeting this challenge is a business' ability to foster and cultivate loyalty from its customers. Research demonstrates that it costs significantly less to retain new customers than it does to acquire new ones. According to research presented in Harvard Business Review, companies can increase their profits by almost 100% by retaining 5% more of their customers. Providing high quality customer care and establishing long-term relationships with customers is crucial to the ability of on-line and off-line businesses to maintain their competitive positions.

    The consequences can be severe for on-line and off-line businesses that fail to provide the highest quality customer care and take proactive steps to build long-term relationships with their customers. Some potential negative implications of poor customer service include the loss of existing customers, increased difficulty in attracting new customers, increased difficulty in converting on-line and off-line visits to sales, and the inability to maintain a competitive position. In addition, companies face the possibility of losing incremental revenue opportunities by not collecting and analyzing the information obtained from interactive, one-to-one communications to personalize all interactions with customers.

GROWTH OF OUTSOURCING

    International Data Corporation, or IDC, expects that worldwide spending on outsourcing services will grow from nearly $100 billion in 1998 to more than $151 billion in 2003. An important segment of this market will be outsourcing customer care services. Both off-line and on-line businesses often lack the expertise, resources, and infrastructure necessary to appropriately and efficiently provide top quality customer support. Additionally, as companies focus their resources on their core competencies, many businesses have elected to outsource their customer care services. Outsourcing customer care and customer service functions provides access to skills, expertise and technology that might be unavailable or expensive given the scale of the business. In addition, outsourcing offers businesses the flexibility to meet changing business conditions, the opportunity to improve operating efficiencies and to implement customer care programs quickly.

GROWTH OF THE INTERNET

    The Internet has significantly changed the competitive environment for businesses of all types and sizes. IDC estimates that Internet and electronic commerce marketing services will grow from $700 million in 1998 to $3.5 billion in 2002 as the global electronic commerce market expands from $27 billion to $733 billion during the same period. Consumers now have a global medium for commerce, and companies must provide a high quality customer support experience in order to effectively maintain, leverage and grow their customer bases.

    With the emergence of electronic commerce and communication over the Internet, managing customer relationships has become more complex. Customers around the world expect to be able to access information and communicate with a company about its products or services at any time of day through a variety of Internet-related communications tools. However, many companies are not able to provide this range of service options to their customers. Forrester Research reports that 42% of 125 major websites queried either never responded to the inquiries, took more than five days to respond or simply did not have a system in place to respond. In addition, according to Forrester, about 17% of consumers polled said more things tend to go wrong with their on-line shopping excursions than during a visit to a store. Over two-thirds of all on-line shopping carts are abandoned before check-out.

    Traditional off-line businesses are under tremendous pressure to exploit the efficiencies of the Internet and to transition their businesses on-line. IDC's US Global Information Technology survey estimates that 35% of U.S. businesses have a home page on the Internet. In order to succeed in such a highly competitive market, traditional off-line businesses must overcome customer loyalty challenges on two fronts. First, they must find a way to maintain or increase the level of service provided to their existing customer base which may be aggressively targeted by new electronic commerce businesses. Second, off-line businesses must be able to meet the heightened expectations for customer service held by their new on-line consumers. These consumers expect customer service that is personalized, responsive and accessible 24 hours a day, seven days a week.

    On-line businesses have an even greater incentive to respond to consumers' demands. They operate in an environment in which new businesses can, and do, enter established markets overnight. Customers can quickly and easily "click" to a competitor's site. Consumers' opportunity to choose between multiple competitors and their ability to move effortlessly from one to another makes the provision of real-time customer service increasingly important to retaining and growing an on-line customer base.

CUSTOMER CARE NEEDS

    Many businesses are finding themselves ill-equipped to support customer care management. At the same time, increasing numbers of Internet users are attempting to use electronic commerce sites, and businesses need to provide sites with accessible and responsive customer service. To address the increasingly difficult challenge of acquiring, retaining, and building a loyal customer base, businesses must be able to implement a cost-efficient, integrated solution that allows customers to communicate with their vendors seamlessly through any one of a number of modes. The solution should be flexible and scalable to address growing consumer demand. The solution should also enhance and personalize the customer's experience by enabling businesses to integrate their existing communications infrastructure with database management technology in order to gather, store and analyze customer information. Lastly, the solution should provide businesses with a cost-effective alternative for delivering customer care on an outsourced basis so that critical company resources can be focused on improving core competencies.

OUR SOLUTION

THE ONLY INTEGRATED REAL-TIME CUSTOMER LOYALTY MANAGEMENT SOLUTION.

    iSKY provides a complete outsourced customer-focused solution to both electronic businesses and traditional companies seeking to enhance their customers' on-line and off-line experience before, during and after a purchase. We believe that we offer the only integrated customer loyalty management solution which allows us to capitalize on the opportunities arising from current electronic commerce and outsourcing trends. We define customer loyalty management as using interactive, one-to-one customer care communications, enhanced by real-time, personalized data collection and management, to find, win, keep and enhance profitable customer relationships.

    We believe our solution offers the following unique elements:

    - INTEGRATED COMMUNICATIONS CENTERS. Through our multi-channel communications centers, we accommodate our clients' customers' preferred communications medium by employing both on-line and off-line tactics. Our communications centers can blend inbound and outbound communications technologies at a customer relationship associate's desktop to provide real-time customer care for large and small clients. A single iSKY trained customer relationship associate can provide customer care services to a customer visiting our client's website through live Internet chat, e-mail message exchanges, placing or receiving a telephone call or facsimile, or voice communication over an open Internet connection. Customer relationship associates desk top technology also permits the customer relationship associates to simultaneously view the same website as the customer to answer questions, make suggestions and assist the customer in completing on-line forms. In addition, iSKY provides Web self-service functions such as frequently asked questions, pricing look-ups, order status and inventory availability inquiries and automated e-mail.

    - UNIQUE DATA MANAGEMENT AND WEB-BASED REPORTING CAPABILITIES. Our multi-channel communications channels are directly linked with our database and reporting systems. Web-based reporting, database query, and analytic tools enable our clients to have virtually instant access to customer information collected from the ongoing interactions between their customers and iSKY customer relationship associates. Throughout our 16 years of operations, we have collected a significant amount of data through our customer interactions and developed substantial data mining capabilities. Data collected from interactions with iSKY can be analyzed on a real-time or periodic basis. The analysis provides insights that enable customer relationship associates to personalize interactions with clients' customers as they are communicating with them.

    - FLEXIBLE AND SCALABLE INFRASTRUCTURE. Our customer loyalty management solutions have been designed for flexibility, and can easily and cost-effectively be adapted for both small and large companies. Due to the scalable and highly automated nature of our application design, a solution created for a large client can often be replicated and leveraged for a small client. As our client relationships develop, they can quickly and easily implement additional iSKY support offerings and data mining capabilities. We believe that our ability to service both small and large companies easily and cost-efficiently provides us with a competitive advantage. In addition, as our customer base grows, we have designed our systems and infrastructure to be able to scale quickly and effectively to handle additional demands.

BENEFITS TO OUR CLIENTS.

    Our outsourced customer loyalty management solution allows our clients to focus critical resources on their core competencies and to accelerate their business plan in a cost-effective manner. As a result of the quick implementation and integrated nature of our solution, we provide our clients with the ability to capitalize on the dynamic opportunities in the electronic commerce market. Our customized database management capabilities give our clients the opportunity to not only enhance their revenues, but also dramatically improve customer loyalty. In addition, our customer care service can easily be implemented and integrated into our clients' back-end systems, and our clients benefit from reduced operating and technical costs.

GROWTH STRATEGY

    Our goal is to become the leading provider of real-time customer care services. We offer what we believe is the only integrated customer loyalty management solution that combines a complete Web-enabled customer service offering with proven communications center operations, database management. The key elements of our strategy are:

    - RAPIDLY EXPAND AND ENHANCE EXISTING CLIENT RELATIONSHIPS. We have developed strong relationships with our clients based on our expertise in developing and providing outsourced customer loyalty management solutions. We believe our clients want and need a fully-integrated, Web-based customer care solution, and that by offering this solution we will expand and enhance our relationship with these clients. We intend to extend our integrated service offering to our existing customers and to build out our multi-channel technology platform. We also intend to continue our commitment to invest in leading-edge technology, equipment and systems to provide new, high-quality, innovative services to our existing clients.

    - EXPAND CLIENT BASE IN KEY VERTICAL MARKETS. We have and will continue to target the leading companies in the electronic commerce, automotive, health care, financial services and technology markets. These markets are characterized by customers with high lifetime value, products or services that have renewal or upgrade events, and large customer bases. Our expertise in these markets enables us to meet our clients' needs quickly and effectively. We intend to aggressively pursue new clients in each of these vertical markets, with an emphasis on the large and growing opportunity to work with electronic commerce companies.

    - PROMOTE THE ISKY BRAND. We plan to aggressively build and market the iSKY brand through various marketing efforts including such traditional methods as trade shows, print advertising and direct mail. In addition, we intend to use the dynamic marketing capabilities of the Internet to create awareness and demand for our services through our website, Web advertising and electronic newsletters. We plan to build consumer recognition of the iSKY help button, the "iSKY bell," with the goal of achieving universal recognition of the iSKY bell by consumers as a symbol of quality customer service. Our goal is that over time, the icon's presence on clients' websites will serve to reassure consumers of businesses' ability to deliver high quality customer service.

    - PURSUE ACQUISITIONS AND STRATEGIC PARTNERSHIPS. We will pursue acquisitions of companies that have clients that fit our business model or have complementary products or technologies. We also have and will continue to develop a variety of strategic partnerships with marketing services, electronic commerce and technology companies to enhance our position as a leading, outsourced customer loyalty management provider. We currently have strategic relationships with key distribution, technology and investment partners, including Lucent, Internet Capital Group, General Electric Capital Corporation, Ingram Book Company, Interpublic Group of Companies and OrderTrust.

    - EXPAND OUR PRESENCE ABROAD. We currently serve the U.S. business operations of international clients and we believe there is a large opportunity to expand our operations to provide our services internationally. We plan to pursue our international expansion objective via direct means, strategic partnerships and potential acquisitions.

INTERACTIVE SERVICES

    We offer a complete package of outsourced customer care services which we can customize according to our clients' needs to help them increase customer loyalty and profitability.

    Using our interactive communications technology, we provide our clients with a fully-integrated, Web-enabled solution which allows our clients to interact with their customers through a variety of media including real-time text chat, e-mail, voice over Internet protocol, telephone and facsimile. In addition, our database management capabilities allow our customer relationship associates to initiate personalized conversations with our clients' customers. We can also utilize information from our databases to help our clients improve the customer's on-line and off-line experience and provide cross-selling opportunities to prospective and existing customers.

    Our clients benefit from the following elements of our customer care services:

    - universal, blended, inbound/outbound/multi-channel communications;

    - database management and mining skills;

    - ability to synchronize, customize and intelligently route multi-channel interactions with customers;

    - electronic "help" function design, consultation and hosting;

    - informed, trained customer relationship associates; and

    - extensive customer loyalty management experience and capabilities.

    We design and support a variety of Internet-based services that are customizable according to our clients' needs. The screens that a customer views and responds to in order to reach an iSKY customer relationship associate are tailored to channel requests as suited to each business. Our multi-channel communications technology, as symbolized by the iSKY bell, enables the following communications modes:

[graphic icon for Call-Me Buttons]  Customers see a "click" button which they use to schedule a call back from a customer relationship associate.

[graphic icon for Text Chat]        Ability to have a real-time text chat session with a
                                    customer relationship associate.

[graphic icon for E-mail            Intelligent routing of e-mail to enable prompt responses to
Management and Automatic Reply]     browsers' inquiries, including automated replies and
                                    suggested replies to live customer relationship associates.

[graphic icon for Web Self          On-line knowledge-based access for customers to obtain
Service]                            answers to questions without live associate intervention.

[graphic icon for Web Screen        Through Web screen synchronization, our customer
Synchronization and Escorted        relationship associates can:
Browsing]                           - see the same Web page the customer is viewing,
                                    - send additional pages to the customer,
                                    - assist the customer in filling out Web forms by
                                    simultaneously viewing the same Web page and data fields as the customer, and
                                    - respond in real time to the customer's questions as they arise.

[graphic icon for Web Calls]        Using Internet telephony, customers can speak to customer
                                    relationship associates through multi-media personal
                                    computers while viewing a website.

CUSTOMER LOYALTY MANAGEMENT

    Our customer loyalty management services use interactive, one-to-one communications and sophisticated database management to find, win, keep and grow profitable customer relationships. Last year we engaged in approximately 11.3 million interactions with our clients' customers. We define an interaction as any time we interact with a customer through any one of our communications channels. As shown below, customer loyalty management consists of three stages: acquisition of new customers, retention of existing customers and optimization of new and existing customers.

    [A picture depicting a circle with the words "Acquisition," "Retention" and "Optimization" around the circumference and "Central Customer Care Database" in a smaller circle in the center. The Acquisition portion of the circle has the words "Initiation/Welcome," "Order Entry," "Dealer/Outlet Locate" and "Lead Mgmt." The Retention portion of the circle has the words "Customer Service," "Channel Mgmt.," "Employee Incentive Mgmt.," "Case Relations," "Customer Satisfaction Mgmt.," "Churn Prevention/Relationship Mgmt.," "Consumer Affairs," "Win Back," "Service Admin.," and "Warranty Mgmt." The Optimization portion of the circle has the words "Credit & Collections," "Marketing Research," "Cross/Up/Next Selling" and "Referral Mgmt."]

    CUSTOMER ACQUISITION SERVICES. Customer acquisition services include lead management, order entry, initiation or welcome contacts and dealer or outlet locator services. We use our multi-channel communications technology with integrated telephonic and Internet communication, database management, data mining, research and analysis to offer clients a complete set of services to increase the acquisition rate of new, high value customers. Our lead management techniques identify and prioritize sales leads based on analysis of key pieces of information gathered from our clients' prospects to determine the likelihood of their conversion to customers. We engage in one-to-one communication to build customer profiles and route "hot" leads directly to the appropriate distribution outlet, often within minutes. This rapid deployment system allows our clients to answer inquiries quickly with a response tailored to the precise needs of an individual prospect and provides our clients with data that facilitates later follow-up with highly qualified prospects.

    Our order entry programs can function with our lead management programs or as separate programs. We can complete the recording of the specifics of the order, and through partnerships, process payments and initiate fulfillment quickly and accurately. All order information becomes part of the clients' customer database. Initiation or welcome contacts provide a personal customer loyalty tool to correct mistakes in the sales process, set customer expectations, gather feedback and boost satisfaction. Dealer or outlet locator services give information to prospects and facilitate appointments or sales meetings. If appropriate, prospect requests are forwarded immediately to the client's distribution channel member closest to the prospect with information on their interest level, intent to purchase and time horizon for purchase.

    One example of our acquisition services is our prospect follow-up system for automotive dealerships to raise "walkout" close rates. Walkouts are prospects who shop at the dealership but do not buy. We contact prospects by telephone and facsimile to find out if they were satisfied with their recent shopping experience, and to identify their purchase criteria including time horizon and price. Our customer relationship associates engage prospects so that they "open up" and describe preferences that they would not have directly told their dealerships about. Hot prospect information is electronically transferred to the dealership within hours of the contact to help them close the sales.

    CUSTOMER RETENTION SERVICES. Our retention services are designed to prevent customer turnover, maximize customer satisfaction, reinstate customers who have defected and resolve customer service inquiries in a satisfactory and timely fashion.

    Retention includes tracking and managing customer satisfaction using parameters adapted to our clients' particular businesses. We notify clients of customer feedback that requires immediate attention, whether it is a sales opportunity or a complaint that requires rapid resolution. We also track and analyze customer satisfaction trends and their root causes and consult with clients on customer care best practices.

    Through channel management, our clients receive feedback on the service their customers are receiving from distribution channel partners. Using computer-based case management software, our professional customer relationship associates resolve critical customer issues and conduct investigations when needed.

    Our employee incentive management programs provide near real-time measurement and reports of employee performance on customer sales and service activities relative to incentive criteria. Also available is customer service overflow or full capacity outsourcing that is often less expensive and more efficient than many clients can provide in-house and with higher customer satisfaction and loyalty results.

    Win back services utilize proven customer dialogue techniques to help our clients restore customer relationships and gather information about the reasons for defection. Our methods of churn prevention and relationship building can identify the client's most profitable customers, detect patterns and causes of defection, target customers most likely to defect and alert the client to a potential defection.

    Through established national networks of providers tailored to our clients' needs, we can dispatch service personnel or arrange service appointments quickly and conveniently for customers. We are able to process warranty claims, inquiries, investigations and validations in compliance warranty terms through a single communication source.

    Our consumer affairs program provides customers and prospects with information about our clients, their products and services. Customers can ask questions, share opinions and receive information. Customer feedback is compiled for use in forecasting and product development.

    An example of our retention services is when we were retained by a large bank which was experiencing low overall customer satisfaction ratings and high attrition. We implemented a bank-wide customer satisfaction management system, whereby facsimile and telephonic interactions were conducted regularly with high-value customers of each branch in the bank's network. The volume and nature of customer concerns and needs among the bank's top 50 branches and bottom 50 branches were analyzed. We determined that what differentiated the two groups was customer satisfaction with branch controllable issues, such as problem handling by branch personnel, courtesy and line waits. Both groups had about the same number of bank-controllable complaints such as ATM issues, minimum balances, product offerings, hours and locations. Thus, the bank was able to improve overall satisfaction by helping troubled branches attack specific branch-controllable issues. The bank also enjoyed an additional benefit: whenever we uncovered a customer complaint or sales opportunity, a faxed bulletin was sent to the appropriate branch for immediate action, enabling the bank to fix problems and close new sales. The bank attributed substantial numbers of "saved" customers and new sales to the follow-up program.

    CUSTOMER OPTIMIZATION SERVICES. Our customer optimization services allow our clients to capitalize on the goodwill they have built and increase sales from existing customers. Our customer optimization program includes marketing research, promotion of additional sales of complementary or higher value products to existing customers, credit and collections and referral management.

    We also perform strategic and tactical research, as well as customer tracking and monitoring studies. Many of our programs include control groups to help us measure the effectiveness of our customer care programs. Our methodology for promoting additional sales focuses on creating profiles of customers who make multiple purchases then identifying and meeting as many needs as possible for the existing customer base. This method has a lower overall cost per lead than traditional mass marketing strategies. Referral management services use electronic sales opportunity alerts to notify our clients and their channel members immediately when a referral is made by an existing customer. The notification process allows clients to contact prospects with the endorsement of the customer who made the referral.

    One example of our optimization services is represented by a luxury automobile manufacturer that hired us to contact customers by e-mail, facsimile and telephone during the last six months of their leases to inquire about their satisfaction and their repurchase intentions, to communicate a lease loyalty offer from the manufacturer and to encourage the customers to purchase again. The success of the lease loyalty effort was measured by comparing the percentage of people who repurchased the brand once their leases expired to the repurchase percentage of customers in a control group that were not contacted.

DATA MANAGEMENT AND WEB-BASED REPORTING

    Our integrated platform enables us to collect valuable marketing data which provides insights into buying behaviors, responses to different sales channels, the effectiveness of promotions and trends in customer service issues. Throughout our 16 years of operations, we have collected a significant amount of data through our customer interactions. In the past three years alone, we have generated data through over 25 million individual interactions with customers. We have also developed substantial database management and mining capabilities. Data centers in Laurel, Maryland and Cedar Knolls, New Jersey use database management and mining hardware and software tools to allow our customer relationship associates real-time access to data obtained from customer interactions and to facilitate gathering additional information that will help our clients to either improve or provide additional products and services to prospects and existing customers. For example, during a conversation with a customer, our customer relationship associates can access information about a customer's preferences from our database as well as map a history of where a customer has been on the client's website and use this real-time information to better understand the customer's interests and to suggest additional products and services. In addition, we can compile clickstream histories and advise clients on refinements to their Web pages and Web marketing campaigns. Web-based reporting, database query and analytic tools enable our clients to have virtually instant access to customer information generated by the ongoing interactions between their customers and iSKY.

SALES

    We sell our services primarily through our direct sales force. We focus our sales efforts on five targeted vertical markets: automotive, electronic commerce, health care, financial services, and technology. Within these markets, we target Fortune 1000 prospects, existing clients and electronic commerce companies of various sizes and stages. Our regional vice presidents are responsible for complex strategic sales to Fortune 500 companies. We also have national account managers who target complex multi-level sales at Fortune 1000 companies. Our account executives handle sales to electronic commerce businesses and other businesses that we believe would benefit from our Internet capabilities. We expect to grow our sales force significantly over the next year. In addition, our Vice President of Strategic Alliances develops marketing and distribution relationships.

    Our target companies value customer service and typically have several of the following characteristics:

    - customers with high margin/lifetime value

    - products or services that have renewal or upgrade events

    - large customer bases

    - competitive differentiation based on service

    - not fully developed in-house customer service

    - customer bases that are vulnerable

MARKETING

    We focus our marketing effort on positioning iSKY as a leading real-time, interactive customer loyalty management solution that integrates interactive communications and database management technologies to help our clients increase customer loyalty. Our marketing program targets existing clients, Fortune 1000 prospects and established and early-stage electronic commerce companies requiring a customer loyalty management solution. We market through our direct sales force, our strategic partners, our website, print and on-line advertising and newsletters, trade shows, interviews with media and industry analysts, and direct mailings.

CLIENTS

    We have a number of long term client relationships. From 1995 through 1999, we have retained 92% of the clients who have engaged us. In 1999, revenues from our top 10 client relationships grew by approximately 25% on average from 1998. The following is a representative list of our clients by key targeted market:

            AUTOMOTIVE                             HEALTH CARE
--------------------------------------------       --------------------------------------------

            BMW                                    Blue Cross/Blue Shield of Wisconsin
            Porsche                                Compcare
            Volkswagen                             LensCrafters

            ELECTRONIC COMMERCE                    FINANCIAL SERVICES
--------------------------------------------       --------------------------------------------

            Concierge Club                         Advanta Corporation
            e-chemicals                            General Electric Capital Corporation

            TECHNOLOGY                             OTHER
--------------------------------------------       --------------------------------------------

            Hewlett Packard                        American Express Travel Services
            Sharp                                  Continental Airlines
                                                   Owens Corning
                                                   Kohler

STRATEGIC PARTNERS

    We have established three types of strategic relationships: distribution partners, technology partners and investment partners. These relationships are designed to leverage and enhance our customer loyalty management solution and related business opportunities. We view these relationships as an important component of our success.

DISTRIBUTION PARTNERS

    We have distribution partners through our alliance partner program which is a cooperative effort between electronic commerce infrastructure providers and iSKY. The alliance partner program allows both organizations to expand their marketing exposure and to complement each other's electronic commerce services. Under the program, both parties refer leads to the other and work to ensure proper interaction and assistance as needed. In exchange for this lead referral and assistance, the partner receives a finder/referral fee once the account is closed and generating revenues. The partner reciprocates when we refer a lead to the partner's sales organization and this lead culminates in a contract for the partner.

    In addition to the mutual referral program, iSKY offers the following:

    - training of partner's sales and marketing organization on iSKY products and offerings

    - collateral material for partner's sales personnel

    - "Hot Link" URL between iSKY's website to the partner's site and from the partner's site to iSKY

    - joint customer presentations

    - participation in partner's booth at trade shows

    - co-sponsorship position at iSKY hosted seminars

    - other joint efforts as individually developed.

    We have formed strategic partnerships with businesses whose services or products support the key operations of electronic commerce companies and which are in a strong position to promote our services to their clients or affiliates, including the following companies:

    Cirqit                Cirqit's electronic commerce business provides digital and hard copy printing services to complete electronic commerce order fulfillment.

    OneSoft               OneSoft helps electronic commerce companies develop their
                          interactive websites. OneSoft's core solution, OneCommerce, enables enterprises to interact with their customers and
                          trading partners over the Internet to exchange information, provide services, and complete business-to-business and
                          business-to-consumer transactions.

    OrderTrust            OrderTrust manages the entire lifecycle of an electronic
                          commerce order from when a shopper decides to buy until the goods reach the shopper. The OrderTrust network enables the execution of critical tasks such as payment processing,
                          order routing and auditing, status reporting, account
                          settlement and exception handling.

    Peppers & Rogers      Peppers & Rogers assist organizations in developing business practices that result in stronger and more profitable
                          relationships with their customers by individualizing
                          customers' interactions.

TECHNOLOGY PARTNERS

    We have developed strategic partnerships with technology companies who are developing Internet-based applications to support electronic commerce.

    IMA                   IMA is an industry leader in customer interaction software for high-volume call centers. IMA's software solutions
                          enable businesses to create, manage and respond to demand in a highly effective manner. We are working with IMA to
                          develop their software to support Internet-based customer
                          interactions.

    Lucent Technologies   Lucent Technologies designs, develops and manufacturers
                          communications systems, software and products for network
                          operators and other service providers. Lucent currently
                          provides the telephony backbone for our operations. We are working with Lucent to integrate their inbound and outbound platform with Internet-based communications tools.

INVESTMENT PARTNERS

    We have also developed strategic partnerships with businesses that have invested in our company. These businesses promote our services to companies they operate or work with.

    Internet Capital      Internet Capital Group is an Internet holding company
    Group                 actively engaged in business-to-business electronic commerce through a network of partner companies.

    General Electric      General Electric Capital Corporation is a global,
    Capital Corporation   diversified financial services company with 28 specialized businesses.

    Ingram Industries     Ingram Industries Inc., the parent company of Ingram Book
    Inc.                  Company, has made an investment in our company. We are
                          exploring strategic business opportunities with Ingram Book
                          Company which is a leading wholesale book distributor.

    The Interpublic       As one of the largest advertising and marketing services
    Group of Companies,   holding companies in the world, Interpublic would present
    Inc.                  many opportunities to introduce our services to marketing
                          services companies in its portfolio whose clients require a customer loyalty management solution. We and Interpublic are exploring ways to develop these opportunities.

    Advanta Partners      Advanta Corporation, an affiliate of Advanta Partners,
                          provides credit card services to small companies and engages us to provide their retention services. Advanta Partners
                          also promotes our services to companies in which it invests.

COMMUNICATIONS CENTERS

    iSKY maintains four communication centers which house customer relationship associates who communicate with our clients' customers. Equipped with state-of-the-art Windows-based customer interaction software and leading computer telephony technologies, each center supports inbound and outbound interactions by means of telephone, voice over Internet protocol, Web-based live chat sessions, e-mail and facsimile. The following table lists our centers currently operational along with one center currently under construction. Interaction capacity is based on a seat utilization of 24 hours a day, 7 days a week with an average of 14 customer interactions per hour.

                                                                MAXIMUM CAPACITY
                                                                  FOR CUSTOMER
                                                                  RELATIONSHIP     CURRENT INTERACTION
FACILITY                                       SQUARE FOOTAGE      ASSOCIATES      CAPACITY PER MONTH
--------                                       --------------   ----------------   -------------------
Laurel, Maryland.............................      18,884               400               827,904
Milwaukee, Wisconsin.........................      11,241               275               799,680
Lafayette, Indiana...........................      12,000               225               846,720
Montreal, Canada.............................         826                25                75,264
Bend, Oregon*................................      42,027               900             3,292,800
                                                   ------             -----             ---------
      Total..................................      84,978             1,825             5,842,368
                                                   ======             =====             =========

------------------------

*   Indicates facility scheduled for opening in March 2000.

    We believe that our interaction capacity will increase as we develop our Internet-based services and increase utilization of our communications centers to 24 hours a day, seven days a week.

TECHNOLOGY

    We have deployed state-of-the-art technology platforms to handle the various communications and data base management services we offer clients. This technology includes communications center telephony, network infrastructure, Internet connectivity and computing power.

    Our technology is currently deployed in a hub and spoke configuration, in which central computing is done at the data center in Laurel, Maryland. This center contains our "host" database computers, HP9000K class servers running Oracle, and central routing for data control. Host data is downloaded to our data center in Cedar Knolls, New Jersey, where data mining and analytic functions are performed on Microsoft SQL servers, applying SAS and SPSS data management and query tools. Captured and analyzed data is reported to clients via both printed hard copy as well as on-line, Web-based media. iSKY's Web-based reporting systems include real-time data query and analysis functions.

    At each of the communications centers in the United States and Canada, which operate as remote sites, iSKY maintains a local area network, or LAN, and full telephonic and Internet communications equipment. Each communications center has its own Lucent telecommunications switch, predictive dialer, automatic call distributor, or ACD, and Internet interface for automated inbound and outbound interactive communications.

    Our LAN/WAN is Ethernet utilizing Microsoft NT 4.0 as a network operating system. Locations are linked together using a frame relay communications system from MCI and connected via Cisco routers. Our customer relationship associates' desktop personal computers are supported with IMA Edge-TM- customer interactions software which provides call flow scripting, screen management and data capture. The Edge-TM- software is served from HP9000K class systems located in our Laurel, Maryland data center. Through frame relay communications, the servers send and receive data to and from our communications centers.

ON-LINE COMMUNICATIONS MANAGEMENT SYSTEMS

    Using various leading technologies, we are integrating on-line Internet communications capabilities with our off-line telephonic communications in our centers. Our integrated interactive communications system links outbound predictive dialing, inbound call routing, Web chats, voice over Internet protocol, facsimile and e-mail with full dialogue management scripting and database management. Our multi-channel communications system provides for SmartCalls(SM) which enable our customer relationship associates to identify customers whom we have been in contact with before and personalize subsequent interactions. Our technology integrates the following technologies:

    - EDGE-TM- CALL FLOW AND SCRIPTING SYSTEM FROM IMA: manages call flow with screen presentations for customer relationship associates with interaction scripting capabilities.

    - LUCENT G3S AND G3I DEFINITY PBX/ACD: switching platform with skills based routing, inbound/ outbound blending, intelligent announcements, built in automated attendant and other features.

    - MOSIAX OUTBOUND PREDICTIVE DIALERS: facilitates efficient automated outbound communications.

    - ORACLE DATABASES: relational database software to manage and mine large volumes of complex data.

    - LUCENT CENTREVU INTERNET SOLUTIONS: facilitates electronic interactions through the Internet as well as management and control of Web content.

    - MARKETSWITCH REAL TIME OPTIMIZER: selects offers to be presented during customer interactions based on customer demographics, business rules and responses to questions.

    - ONESOFT CLICK STREAM TECHNOLOGY: when installed on a client website through iSKY, provides our customer relationship associate with information as to the recent Internet sites a customer requesting assistance has been viewing.

    - COLDFUSION: cross-platform Web application which enables Web developers to develop large volume, transaction intensive Web applications for electronic commerce and business automation.

    - REDBRICK: software for dimensional data warehouses, databases and associated tool sets.

    Our multi-channel technology provides our clients' customers with the ability to communicate with us using the communications medium of their choice. They can contact us using traditional 800 numbers, facsimiles through e-mail, or interactively while browsing on our clients' websites. While on the Web, customers can communicate with us by clicking on the "Customer Service" button or the iSKY bell displayed on the site. Clicking on the button will create either a Web text chat, or facilitate an automated telephone callback, depending on the customer's preference. The iSKY customer relationship associates will be able to view the same Web page as the customer and answer questions or guide them through a check-out process or other Web procedure.

    If the customer has a multi-media enabled computer, the customer will be able to use a Java-enabled browser to access the Web. While browsing a website, the customer may click on a button on the Web page to talk to a customer representative without ending the browsing session and waiting for a callback. Our software facilitates navigating calls over the Internet through difficult protocols often found in corporate firewalls, while maintaining security. The communications center Internet telephony gateway, or ITG, downloads a mini-application to the customer's computer. The application provides the customer with call status messages as well as the interface through which the customer drops the call, conducts text chat or types in data to collaborate with the customer relationship agent.

    Our current platform is best described as a hub and spoke design. Our central processors, constitute the hub and control the processing at all communications centers as well as the Oracle data stores for all clients. They are backed up on a nightly, weekly, and monthly rotation using a five tape strategy (two days rolling, two weeks rolling and monthly). Each server is protected by Hewlett Packard's most comprehensive level of customer support. We utilize a RAID5 strategy, the highest level of disc drive redundancy. This strategy uses a redundant array of disk drives to write data and algorithms that provided for the automatic recovery of a failed disk drive. We also have multiple central processing units, or CPUs, for each server to protect against CPU failure.

    We plan to move our server processing to our communications centers and utilize the hub and spoke design as a backup to decentralized CPU processing. We also plan to utilize the Internet as a backup to our frame relay network. We are currently implementing redundancy for our e-mail, facsimile, and Internet services. Our backup and disaster recovery plan will be updated as each new network component is layered into our infrastructure.

EMPLOYEES

    As of December 30, 1999 we had 1,137 associates. We have 1,022 associates in our communications centers, including customer relationship associates and supervisors, of which 701 were permanent associates and 321 were contract associates. Our corporate organization includes 147 associates including 20 executives, financial and administrative personnel, 33 account services associates who are responsible for day-to-day management of our programs, 38 associates in our information technology organization, and 20 associates in our sales organization. We also have six associates in our on-line product development team. We plan to continue to expand our associate base as we expand our business.

HIRING

    The hiring, training and retention of customer relationship associates in our communications centers is critical to our business. We have located our customer communications centers in suburban areas of Maryland, Indiana, Wisconsin, and Quebec where the labor demographics are best suited to our recruiting needs. These communities offer a large, mature, college-educated labor pool, primarily made up of middle to upper income families. We carefully screen applicants for relevant skills and professional behavior and introduce them to the requirements of the position.

TRAINING

    Thorough training of customer relationship associates is the key to the success of iSKY programs. Our customer relationship associates must be Internet-savvy customer service experts who are knowledgeable about the client's website, the client's products and services, and the client's policies and processes. The new iSKY customer relationship associate is taught the essential elements of high quality customer interactions, effective listening skills, how to handle different customer profiles in a myriad of situations, and also how to utilize iSKY's Windows-based desktop customer interaction technology. The "basic training" program lasts approximately two weeks. Subsequently, the associate is introduced to and trained in the particulars of the client program on which he or she will work.

RETENTION

    We offer competitive compensation packages with attractive benefits as well as scheduling flexibility and an array of career path opportunities. In addition, to maintain the quality of our associates, we have ongoing reviews of each customer relationship associate and provide structured feedback and reinforcement.

COMPETITION

    The outsourced customer care market is competitive and evolving. We expect competition to persist and intensify in the future. Our competitors include new on-line interaction solutions providers and traditional customer interaction and call center outsourcers. We also compete against the in-house customer service departments of companies. New on-line interaction and electronic service solutions providers include Brigade Solutions, LivePerson and PeopleSupport. Established large call center outsourcers that have announced on-line capabilities include APAC, ICT Group, Precision Response Corp. and TeleSpectrum. We expect that more call center outsourcers will develop and announce on-line capabilities in the next year.

FACILITIES

    We lease properties in California, Illinois, Indiana, Maryland, New Jersey and Wisconsin. In Columbia, Maryland, we lease 7,703 square feet of office space for our headquarters. In Laurel, Maryland, Lafayette, Indiana, Cedar Knolls, New Jersey Montreal, Canada and Milwaukee, Wisconsin we lease an aggregate of 44,452 square feet of office space for our communications centers and data centers. In addition, we have executed a letter of intent to lease 42,027 square feet in Bend, Oregon to locate our planned communications center.

PENDING LITIGATION

    From time to time, we are involved in litigation incidental to our business. In our opinion, no litigation to which we are currently a party is likely to have a materially adverse effect on our results of operations or financial condition.

                                   MANAGEMENT

    The following table sets forth information with respect to our executive officers and key associates.

NAME                               AGE      POSITION
----                             --------   --------
Richard T. Hebert..............  41         President, Chief Executive
                                            Officer and Director
Raymond J. Zukowski............  39         Chief Operating Officer,
                                            Secretary
Mark F. Yanson.................  41         Chief Financial Officer,
                                            Treasurer
Mark E. Malnati................  40         Chief Information Officer
Steven G. Krumenaker...........  45         Chief Technology Officer
Bradley Steer..................  38         Senior Vice President of
                                            Sales
Richard Taylor.................  36         Senior Vice President of
                                            Client Relations
Patrick Drimmer................  31         Vice President, Operations
Wendy E. Jones.................  33         Vice President, Account Services
Lorraine Miano-Fike............  35         Vice President, Human Resources
Ruthanne Kurtas................  35         Vice President of Marketing
Michael S. Fisher..............  39         Director
Stephen J. Getsy...............  54         Director
Steven J. Gilbert..............  52         Director
Walter G. Lohr, Jr.............  55         Director, Chairman of
                                            the Board
Walter P. Maner, IV............  32         Director
Gary H. Neems..................  46         Director
Charles W. Stryker.............  52         Director

    RICHARD T. HEBERT. Mr. Hebert joined iSKY in 1992 as Senior Vice President. He was Chief Operating Officer in 1993 and President, Chief Executive Officer and a Director in 1995. Prior to joining iSKY, Mr. Hebert held various management positions at Danbury Mint, a direct marketing company, serving most recently as its head of operations. Mr. Hebert holds a B.A. from Kenyon College in Gambier, Ohio.

    RAYMOND J. ZUKOWSKI. Mr. Zukowski joined iSKY as Chief Operating Officer in August 1999 and became Secretary in January 2000. Prior to joining iSKY, since July 1996, Mr. Zukowski held several positions at APAC, a publicly traded, teleservices outsourcing company, most recently as Senior Vice President of Customer Solutions and Process Development. Between July 1995 and July 1996 he served as a re-engineering specialist for Oxford Health. From September 1993 to January 1994 he served as Director of Operations / Customer Services for Montgomery Ward and served as their Vice President, Customer Service and Operations from January 1994 to July 1995. Mr. Zukowski holds a B.A. in business administration and marketing from Sacred Heart University.

    MARK F. YANSON. Mr. Yanson joined iSKY as Chief Financial Officer and Treasurer in January 2000. Prior to joining iSKY, from May 1997 to December 1999, Mr. Yanson was Chief Financial Officer, Treasurer and Senior Vice President of Panurgy Corporation, a consolidation company. From August 1995 through May 1997, Mr. Yanson served as Chief Financial Officer, Treasurer and Senior Vice President of Greenspring Health Services, a national behavioral healthcare company. From August 1990 to August 1995, Mr. Yanson served as Greenspring Health Services'

Corporate Controller. Mr. Yanson holds a B.A. from Towson University and an M.B.A. from Loyola College. Mr. Yanson is a Certified Public Accountant.

    MARK E. MALNATI. Mr. Malnati joined iSKY as Chief Information Officer in October of 1999. Prior to joining iSKY, Mr. Malnati served as principal consultant, director, and unit delivery manager at Cap Gemini America, a management consulting and information technology services provider. From November 1992 to May 1996, Mr. Malnati was director and senior systems manager of the Montgomery Ward Product Service Division. Mr. Malnati holds a B.A. in business administration from the University of Washington and an M.B.A. from Seattle University.

    STEVEN G. KRUMENAKER. Mr. Krumenaker joined iSKY as Chief Technology Officer in March, 1998. Prior to joining iSKY, from March, 1991 to March, 1998, Mr. Krumenaker was employed by LCS Industries, a publicly owned service bureau to the direct marketing industry, most recently as Vice President of Operations. Prior to his position as Vice President of Operations, Mr. Krumenaker served as the Vice President of Technical Services for LCS, from June, 1993 to June 1996. Before working at LCS, Mr. Krumenaker served in several positions including Vice President of Operations, Director of Telemarketing, and Director of MIS and Consulting Services with Trinet, Inc., a national direct marketing information services company and business list compiler. Mr. Krumenaker holds both a Master of Engineering in Operations Research and a B.S. in Industrial Engineering with a specialization in Computer Science from Cornell University, in addition to an M.B.A. from Rutgers University.

    BRADLEY STEER. Mr. Steer joined iSKY as Senior Vice President of Sales in March 1999. Prior to joining iSKY, Mr. Steer was Vice President of Sales for Conxus, a privately-held wireless company since October 1996. Mr. Steer held several positions at Skytel from October 1993 to October 1996, most recently serving as general manager of strategic accounts. Mr. Steer served in a variety of senior sales positions at Sprint Communications from January 1987 to October 1993, including three years as Director of Sales operations at Sprint's Corporate headquarters. Mr. Steer holds a B.A. in business administration and economics from the University of New Hampshire.

    RICHARD TAYLOR. Mr. Taylor joined iSKY in January, 2000 as Senior Vice President of Client Relations. Prior to joining iSKY, Mr. Taylor had been Vice President of Sales and Account Services for Accoudent Health Services since October, 1998. From June 1996 to October 1998, Mr. Taylor was a business unit leader at Oxford Specialty Management. From August, 1994 to May 1996 Mr. Taylor served as Director of Real Estate for Oxford Health Plans. Mr. Taylor holds a B.S. from Massey University and a Masters of Science from New York University.

    PATRICK DRIMMER. Mr. Drimmer joined iSKY as Vice President of Operations in October 1999. Prior to joining iSKY, from March 1999 to October 1999,
Mr. Drimmer was Director of Commercial Sales and Customer Service for Office Depot's Corporate Call Center. From November 1997 to March 1999, Mr Drimmer served as Regional Director of Operations for APAC. From May 1996 to November 1997, Mr. Drimmer served as Project Operations Manager for Precision Response Corp. From February 1992 to May 1996, Mr. Drimmer served as Operations Manager for Budget-Rent-A-Car. Mr. Drimmer holds a Bachelor's degree in Business Administration and Computer Information Systems from the University of Munich, Germany.

    WENDY E. JONES. Ms. Jones joined iSKY in October, 1991. From 1994 until 1996, Ms. Jones directed all of iSKY's Communications Center Operations, and most recently is responsible for heading up its Account Services group.
Ms. Jones holds a BA from the University of Connecticut and an M.B.A. from Loyola College.

    LORRAINE MIANO-FIKE. Ms. Miano-Fike joined iSKY in October 1999 as Vice President of Human Resources. Prior to joining iSKY, from January 1995 to October 1999, she headed up the Human

Resources function on the East Coast for Jones Communications/Comcast, a telecommunications provider. Ms. Miano-Fike held positions with CIGNA Corporation's Insurance Services from June 1986 to December 1994.
Ms. Miano-Fike holds a B.A. from Cornell University's school of Industrial and Labor Relations and an M.A. in Organization Development from American University.

    RUTHANNE KURTAS. Ms. Kurtas joined iSKY as Vice President of Marketing in January 2000. Prior to joining iSKY, from April 1998 to November 1999, Ms. Kurtas served as Senior Marketing Manager for Columbia Energy Group, a start up energy utility. From February 1997 to April 1998, Ms. Kurtas served as Customer Marketing Manager for MCI. From May 1994 to February 1997, Ms. Kurtas served as a managing associate and senior associate for PricewaterhouseCoopers. Ms. Kurtas holds an M.B.A. from the Darden School of Business of the University of Virginia and a B.B.A. from the Wharton School of the University of Pennsylvania.

    MICHAEL S. FISHER. Mr. Fisher has served on our board of directors since October 1998. Since 1995, Mr. Fisher has been with GE Equity, a subsidiary of General Electric Corporation, which invests in growth companies, and is currently serving as Managing Director and Co-Head of the Financial Services Group for GE Equity. Mr. Fisher joined General Electric Capital Corporation in 1989 as a member of the Corporate Finance Group. From 1991 to 1995, Mr. Fisher was involved in General Electric Capital Corporation's merger and acquisition activities focused on building General Electric Capital Corporation's life and consumer insurance business. Mr. Fisher holds a B.A. from Hamilton College and an M.B.A. from Columbia Business School.

    STEPHEN J. GETSY. Mr. Getsy has served on our board of directors since February 1996. Mr. Getsy is the co-founder and chief executive officer of On-Line Ventures-Registered Trademark-, a position he has held since
November 1993. Mr. Getsy holds a B.S. in Mathematics/Education from Indiana University of Pennsylvania, an M.S. in Computer Science from New York University and is a graduate of the Executive Program in Business Administration at Columbia University. Mr. Getsy is also a director of Daleen Technologies, Inc.

    STEVEN J. GILBERT. Mr. Gilbert joined our board of directors in February 2000. Mr. Gilbert serves as Managing Director of Gilbert Global Equity Partners, which he founded in 1997. Prior to forming Gilbert Global Equity, Mr. Gilbert was founder and Managing Partner of Soros Capital. Mr. Gilbert holds degrees from the Wharton School of the University of Pennsylvania, Harvard Law School and Harvard Graduate School of Business Administration.

    WALTER G. LOHR, JR. Mr. Lohr has served on our board of directors since October, 1995. Mr. Lohr has been a partner in the law firm of Hogan & Hartson LLP for more than five years. Mr. Lohr is also on the board of directors of Danaher Corporation. Mr. Lohr holds a B.A. from Princeton University and a L.L.B. from Yale University.

    WALTER P. MANER, IV. Mr. Maner joined our board of directors in January 2000. Mr. Maner is Vice President of Acquisitions for Internet Capital Group, which he joined in April of 1999. Prior to Internet Capital Group, from February 1997 to March 1999, Mr. Maner served as Vice President at TL Ventures, where he lead the firm's investments in WebLogic, Naviant, Conduit Software and Celarix. Before TL Ventures, from August 1995 to February 1997, Mr. Maner served as a Senior Associate at Safeguard Scientifics. Prior to Safeguard, from
January 1992 to August 1995, Mr. Maner was a founder and chief executive officer of Urban Alternatives in Baltimore, Maryland. Mr. Maner holds a B.A. from the University of Richmond and an M.B.A. from the Wharton School.

    GARY H. NEEMS. Mr. Neems has served on our board since February 1996. Since May 1995, Mr. Neems has been a Managing Director of Advanta Partners LP, a venture fund. Prior to joining Advanta Partners, from August 1993 to May 1995, Mr. Neems was a Managing Director and Partner of Clipper Capital Partners, an investment affiliate of CS First Boston. Mr. Neems holds an M.B.A. in

Finance and a B.A. in Chemistry from the University of Rochester. Mr. Neems also serves on the board of directors of RMH Teleservices, Inc.

    CHARLES W. STRYKER, PH.D. Mr. Stryker has served on our board since November 1998. Mr. Stryker is the Chairman and Chief Executive Officer of Naviant. Mr. Stryker served as the president of Intelliquest Information Group from February 1998 to September 1999. Mr. Stryker was the president of the Information Technology Forum, Inc. from May 1992 to June 1999. Mr. Stryker is also on the board of 24/7 Media Corporation (TFSM). Mr. Stryker holds a B.S and M.B.A. from the School of Science and Engineering of New York University, as well as a Ph.D. in operations research.

BOARD STRUCTURE AND COMMITTEES

    Our articles of incorporation and bylaws provide for a board of directors that will be elected for three-year terms until their successors have been duly elected, or until such director's earlier death, resignation or removal. Our board of directors is currently classified into three classes with the term of office of one class expiring in each year. Messrs. Getsy, Hebert and Stryker have a three-year term expiring in 2003. Messrs. Gilbert and Lohr have two-year terms expiring in 2002. Messrs. Fisher, Maner and Neems have one-year terms which expire at the annual stockholders meeting.

    Our bylaws provide that our board of directors may designate one or more board committees. We currently have an audit committee and a compensation committee.

    Our audit committee, currently comprised of Messrs. Fisher, Maner, Lohr and
Neems:

    - recommends to our board of directors the independent auditors to conduct the annual audit of our books and records;

    - reviews the proposed scope and results of the audit;

    - approves the audit fees to be paid;

    - reviews accounting and financial controls with the independent public accountants and our financial and accounting staff; and

    - reviews and approves transactions between us and our directors, officers and affiliates.

    Our compensation committee, currently comprised of Ms. Meyering and Messrs. Getsy and Hollin:

    - reviews and recommends the compensation arrangements for management, including the compensation for our president and chief executive officer;

    - establishes and reviews general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals; and

    - administers our stock option plans.

    Our finance committee, comprised of Messrs. Fisher, Neems, Maner and Hebert:

    - reviews our quarterly and annual financial statements; and

    - reviews and recommends financing transactions including sales of stock and incurrences of debt.

EMPLOYMENT AGREEMENTS

    We have employment agreements with Richard Hebert, Steven Krumenaker, Bradley Steer and Raymond Zukowski. The following is a brief description of each of these agreements.

    Our agreement with Mr. Hebert became effective as of January 17, 1995. The agreement automatically renews for one year periods until terminated. The agreement terminates immediately upon the death or disability of Mr. Hebert, upon written notice by us of termination for cause or upon

60 days written notice by us of termination without cause. Cause is defined generally as fraud or embezzlement, conviction of a felony or willful misconduct or gross negligence. For a period of two years after the last payment of salary Mr. Hebert is entitled to receive under the agreement, the employee may not, without prior written consent of iSKY, engage directly or indirectly in any business activity which is competitive with us business within the geographic area in which our business is being conducted. Mr. Hebert agreed to keep strictly confidential any confidential or secret aspect our business.

    Our agreement with Mr. Krumenaker became effective as of March 16, 1998. The agreement automatically renews for one year periods until terminated. The agreement terminates immediately upon the death or disability of Mr. Krumenaker, upon written notice by us of termination for cause or termination by us without cause. Cause is defined generally as fraud or embezzlement, conviction of a felony or willful misconduct or gross negligence. Upon termination for cause, Mr. Krumenaker will receive one week's severance for each month of employment up to 24 weeks. On termination without cause, the Mr. Krumenaker will receive one week's severance for each month of employment up to 24 weeks, and with a minimum of 12 weeks, unless the termination without cause is due to our shutting down either the Database Unit or our New Jersey office, in which case, the severance shall be set at 24 weeks regardless of the number of weeks accrued. During the period from the last day of employment and for the entire time Mr. Krumenaker is receiving salary or severance compensation (except if severance is a result of our shutting down either the Database Unit or our New Jersey office), Mr. Krumenaker may not, without our prior written consent, engage directly or indirectly in any business activity which is competitive with our business within the geographic area in which our business is being conducted. Mr. Krumenaker agreed to keep strictly confidential any confidential or secret aspect our business.

    Our agreement with Mr. Steer became effective as of March 15, 1999. The initial term of the agreement was for one year commencing as of the effective date. The term of employment automatically renews for additional one year periods until terminated. The agreement terminates immediately upon the death or disability of Mr. Steer, upon written notice by us of termination for cause or termination by us without cause. Cause is defined generally as fraud or embezzlement, conviction of a felony or willful misconduct or gross negligence. Upon termination for cause, Mr. Steer will receive one weeks severance for each month of employment up to 24 weeks. Upon termination without cause, Mr. Steer will receive one week's severance for each month of employment up to 24 weeks, and with a minimum of 12 weeks. During the period from the last day of employment and for the entire time Mr. Steer is receiving salary or severance compensation, Mr. Steer may not, without our prior written consent, engage directly or indirectly in any business activity which is competitive with our business within the geographic area in which our business is being conducted. Mr. Steer agreed to keep strictly confidential any confidential or secret aspect of our business.

    Our agreement with Mr. Zukowski became effective as of August 16, 1999. The initial term of the agreement was for one year commencing as of the effective date. The agreement automatically renews for one year periods until terminated. The agreement terminates immediately upon the death or disability of Mr. Zukowski, upon written notice by us of termination for cause or termination by us without cause. Cause is defined generally as fraud or embezzlement, conviction of a felony or willful misconduct or gross negligence. Upon termination for cause, Mr. Zukowski will receive one week's severance for each month of employment up to 24 weeks. Upon termination without cause, Mr. Zukowski will receive one week's severance for each month of employment up to 24 weeks, and with a minimum of 12 weeks. During the period from the last day of employment and for the entire time Mr. Zukowski is receiving salary or severance compensation, Mr. Zukowski may not, without our prior written consent, engage directly or indirectly in any business activity which is competitive with our business within the geographic area in which our business is being conducted. Mr. Zukowski agreed to keep strictly confidential any confidential or secret aspect of our business.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid to our chief executive officer and the other most highly paid executive officers whose total salary and bonus exceed $100,000, whom we refer to as our named executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                                                           LONG-TERM
                                                                     ANNUAL                              COMPENSATION
                                                                  COMPENSATION                       ---------------------
                                                               -------------------   OTHER ANNUAL    SECURITIES UNDERLYING
                                                      YEAR      SALARY     BONUS     COMPENSATION        OPTIONS/SAR'S
                                                    --------   --------   --------   -------------   ---------------------
Richard T. Hebert,
President and Chief Executive Officer.............    1999     $197,365   $30,000(1)    $ 4,430              40,000
                                                      1998     $175,000        --       $ 4,430                  --
                                                      1997     $173,846        --       $ 2,545              20,100
Raymond J. Zukowski,
  Chief Operating Officer.........................    1999(2)  $ 68,654   $25,000       $10,237             135,000
                                                      1998           --        --            --                  --
                                                      1997           --        --            --                  --
Steven G. Krumenaker,
  Chief Technology Officer........................    1999     $173,713   $ 9,731       $    --                  --
                                                      1998(3)  $112,500        --            --              40,000
                                                      1997           --        --            --                  --
Bradley Steer
  Senior Vice President of Sales..................    1999(4)  $112,499   $45,000       $52,200              56,000
                                                      1998           --        --            --                  --
                                                      1997           --        --       $    --                  --

------------------------------

(1) Mr. Hebert received a $30,000 bonus in 1999 that was earned in 1998. The bonus was immediately converted into 3,750 shares of common stock.

(2) Mr. Zukowski began employment with iSKY on August 16, 1999 at which time he received a signing bonus of $25,000 and iSKY paid his relocation expenses of $10,237.

(3) Mr. Krumenaker began employment with iSKY on March 16, 1998.

(4) Mr. Steer began employment with iSKY on March 15, 1999. iSKY paid Mr. Steer's relocation expenses of $50,000.

GRANT OF STOCK OPTIONS IN FISCAL 1999

    The following table shows information regarding options granted to the named executive officers during 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE
                              ---------------------------------------------------        AT ASSUMED ANNUAL RATES
                              NUMBER OF     PERCENT OF                                             OF
                              SECURITIES   TOTAL OPTIONS   EXERCISE                     STOCK PRICE APPRECIATION
                              UNDERLYING    GRANTED TO      OR BASE                          FOR OPTION TERM
                               OPTIONS       EMPLOYEES       PRICE     EXPIRATION      ---------------------------
            NAME               GRANTED        IN 1999      ($/SHARE)      DATE             5%             10%
----------------------------  ----------   -------------   ---------   ----------      -----------   -------------
Richard T. Hebert...........    40,000          7.3%         $8.00      12-16-09(1)     $201,200      $  510,000
Raymond J. Zukowski.........   110,000         20.1%         $8.00      10-14-09(2)     $553,300      $1,402,500
                                25,000          4.6%         $8.00      12-16-09(2)     $125,750      $  318,750
Steven G. Krumenaker........        --           --             --            --              --              --
Bradley Steer...............    56,000         10.2%         $8.00       3-15-09(3)     $281,680      $  714,000

------------------------

(1) Options are subject to a one-year vesting schedule.

(2) Options are subject to a four-year vesting schedule, with the exception of 20% of the options granted vesting immediately.

(3) Options are subject to a four-year vesting schedule.

YEAR-END OPTIONS VALUES

    The following table shows the number of unexercised options at December 31, 1999. None of the executive officers had exercised any options to purchase common stock as of December 31, 1999.

                                                          NUMBER OF            VALUE OF UNEXERCISED IN-THE-
                                                   UNEXERCISED OPTIONS AT            MONEY OPTIONS AT
                                                      DECEMBER 31, 1999              DECEMBER 31, 1999
                                                 ---------------------------   -----------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                                             -----------   -------------   ------------   --------------
Richard T. Hebert..............................    230,100         40,000
Raymond J. Zukowski............................     27,000        108,000
Mark Malnati...................................      8,000         32,000
Steven G. Krumenaker...........................     10,000         30,000
Bradley Steer..................................         --         56,000

EMPLOYEE STOCK PURCHASE PLAN.

    Our employee stock purchase plan, which will become effective upon the
closing of this offering, provides for the issuance of up to             shares
of common stock. This plan, which is intended to qualify under Section 423 of the Internal Revenue Code, provides our employees with an opportunity to purchase shares of our common stock through payroll deductions.

    All of our employees, including directors who are employees, are eligible to participate in the purchase plan. Options to purchase our common stock will initially be granted to each eligible employee on the first trading day on or after the date of the initial public offering. Thereafter, options will be granted on the first trading day on or after January 1 of each year, or such other date as determined by the administrator. Each option will terminate on the last trading day of a period specified by the administrator and no option period will be longer than 27 months in duration. Subsequent option periods of equal duration will consecutively follow, unless the administrator determines otherwise.

    Each option represents a right to purchase shares of our common stock. The administrator determines the purchase price of each share of common stock, provided that the purchase price will never be less than the lesser of 85% of the fair market value of the common stock at the beginning or end of the option period.

    Any employee who immediately after a grant owns 5% or more of the total combined voting power or value of our capital stock may not be granted an option to purchase common stock under the purchase plan. Participation may also be limited where rights to purchase stock under all other purchase plans accrue at a rate which exceeds $25,000 of the fair market value of our common stock for each calendar year.

STOCK INCENTIVE PLAN.

    In February, 2000, we amended our stock incentive plan to promote our long-term growth and profitability by providing our people with incentives to improve stockholder value and contribute to our growth and financial success. We believe the plan will assist us in attracting, retaining and rewarding the best available people.

    The compensation committee of our board of directors has been given broad authority to administer our stock incentive plan. The compensation committee may grant the following types of awards under our stock incentive plan to our employees, officers, directors and consultants.

    - incentive and nonstatutory stock options

    - stock appreciation rights

    - restricted and unrestricted stock awards

    - phantom stock awards

    - performance awards

    - other stock-based awards

    The compensation committee determines the size and terms of all awards under the plan. However, no more than an aggregate of 2,825,432 shares of our common stock, plus the number of any shares surrendered to us in connection with any award, may be issued under stock incentive plan awards. This limitation on the aggregate number of shares issued under the plan may be adjusted for future stock dividends, spin-offs, split-ups, recapitalizations, mergers, consolidations, business combinations, exchanges of shares and the like.

    As of December 31, 1999, a total of 149 employees, officers, directors and key consultants hold options to purchase 1,026,574 shares of our common stock. Of this number, 657,815 options are vested.

    The stock incentive plan terminates automatically in 2010, but our board of directors may amend or terminate it at any time.

    The following is a summary of the types of awards that we may grant under our stock incentive plan.

    STOCK OPTIONS. The compensation committee may grant options to purchase shares of our common stock intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the compensation committee, but the exercise price of any incentive stock option may not be less than the fair market value of our common stock on the date of grant.

    The term of each option will be fixed by the compensation committee, but the term of any incentive stock option may not exceed 10 years from the date of grant. The compensation committee will determine the vesting of each option and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may vest in installments. The vesting of options may be accelerated by the Compensation Committee.

    To exercise an option, the optionee must pay the exercise price in full either in cash or cash equivalents or by delivery of shares of common stock already owned by the optionee. The exercise price may also be delivered by a broker under irrevocable instructions to the broker from the optionee.

    STOCK APPRECIATION RIGHTS. The compensation committee may grant a right to receive a number of shares, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares of our common stock underlying the right during a period specified by the compensation committee. The compensation committee may grant these stock appreciation rights alone or in connection with stock options. Upon exercise of a stock appreciation right that is related to a stock option, the holder will surrender the option for the number of shares as to which the stock appreciation right is exercised and will receive payment of an amount computed as described in the stock appreciation right award. A stock appreciation right granted in connection with a stock option will usually be exercisable at the time or times, and only to the extent that, the related stock option is exercisable and will not be transferable except to the extent the related option is transferable.

    RESTRICTED AND UNRESTRICTED STOCK. The compensation committee may also award shares of our common stock to participants. These stock awards may be conditioned on the achievement of performance goals and/or continued employment with us through a specified restriction period. If the performance goals and any other restrictions are not attained, the holder will forfeit his or her restricted shares. The compensation committee may also grant shares of common stock that are free from any restrictions under the stock incentive plan. Unrestricted shares of common stock may be issued to participants in recognition of past services or in lieu of cash compensation. The purchase price, if any, for shares of our common stock under stock awards will be determined by the compensation committee.

    PHANTOM STOCK AWARDS. The compensation committee may also grant phantom stock awards to participants. These awards are contractual rights that are equivalent in value to, but not actual shares of, our common stock. Phantom stock awards may be conditioned on the achievement of performance goals and/or continued employment with us through a specified date. The compensation committee will determine the time or times when a participant will be paid the value of the phantom stock award, and the payment may be in cash, in shares of our common stock or in a combination of cash and common stock. Because phantom stock awards are not actual shares of our common stock, they do not have any voting rights.

    PERFORMANCE STOCK AWARDS. The compensation committee may also grant performance stock awards to receive shares of our common stock upon achievement of performance goals and other conditions determined by the compensation committee.

    OTHER STOCK-BASED AWARDS. The compensation committee is authorized to grant to participants other awards that may be based on or related to our common stock or other securities. These could include:

    - convertible or exchangeable debt securities;

    - other rights convertible or exchangeable into shares;

    - purchase rights for shares or other securities; and

    - incentive awards with value and payment contingent upon performance.

    The compensation committee will determine whether other stock-based awards will be paid in our common stock, other securities, cash or a combination of these mediums.

                              CERTAIN TRANSACTIONS

    Richard M. Berkeley, a former director and current stockholder of iSKY, is a Managing Director of Deutsche Bank Securities Inc., which has been retained as one of our managing underwriters in connection with this offering and as a placement agent in connection with our recently completed private placement of Series BB convertible preferred stock.

    In October 1998, we issued 1,000,000 shares of Series AA convertible preferred stock to General Electric Capital Corporation for an aggregate purchase price of $8,000,000.

    In February 2000, we issued 1,260,775 shares of Series BB convertible preferred stock to Gilbert Global Equity Partners, L.P., FG-Sky, L.L.C., Ingram Industries Inc., The Interpublic Group of Companies, Inc., General Electric Capital Corporation and 1999 Internet Capital L.P. for an aggregate price of $30,000,000.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of February 3, 2000 the number of shares of iSKY capital stock and the percentage of the outstanding shares of iSKY capital stock that are beneficially owned by:

    - each person that is the beneficial owner of more than 5% of the outstanding shares of capital stock;

    - each director; and

    - the executive officers.

    Shares beneficially owned includes shares of common stock held by a person plus the number of shares of common stock issuable to that person on conversion of preferred stock or exercise of options held by the person exercisable within 60 days. Except as noted, each stockholder possesses sole voting and investment power with respect to the shares listed. Unless otherwise noted, the address of each of the stockholders below is c/o iSKY, Inc., 6740 Alexander Bell Drive, Suite 300, Columbia, Maryland 21046.

                                                      SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                          OWNED BEFORE                OWNED
                                                          THE OFFERING          AFTER THE OFFERING
                                                     ----------------------   ----------------------
NAME                                                  NUMBER     PERCENTAGE    NUMBER     PERCENTAGE
----                                                 ---------   ----------   ---------   ----------
Richard T. Hebert..................................    230,300       4.8%       230,300         %
Raymond J. Zukowski................................     27,000         *%        27,000         %
Mark F. Yanson.....................................     11,000         *%        11,000         %
Mark E. Malnati....................................      8,000         *%         8,000         %
Steven G. Krumenaker...............................     20,000         *%        20,000         %
Michael S. Fisher (1)
  General Electric Capital Corporation
  120 Long Ridge Road
  Stamford, CT 06927...............................  1,000,000      22.0%     1,000,000         %
Stephen J. Getsy (2)...............................     62,796       1.4%        62,796         %
Walter G. Lohr, Jr.................................     99,375       2.2%        99,375         %
Walter P. Maner, IV (3)
  Internet Capital Group, L.L.C.
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087-1945.............................  1,394,513      30.7%     1,394,513         %
Gary H. Neems (4)
  Advanta Partners, L.P.
  712 Fifth Avenue, 28(th) Floor
  New York, NY 10019-4102..........................    952,380      21.0%       952,380         %
Charles W. Stryker (5).............................     16,000         *%        16,000         %
Internet Capital Group, L.L.C. (6)
  800 The Safeguard Building
  435 Devon Park Drive
  Wayne, PA 19087-1945.............................  1,646,668      36.3%     1,646,668         %
General Electric Capital Corporation
  120 Long Ridge Road
  Stamford, CT 06927...............................  1,084,052      23.9%     1,084,052         %
Advanta Partners L.P.
  712 Fifth Avenue, 28(th) Floor
  New York, NY 10019-4102..........................    952,380      21.0%       952,380         %

                                                      SHARES BENEFICIALLY      SHARES BENEFICIALLY
                                                          OWNED BEFORE                OWNED
                                                          THE OFFERING          AFTER THE OFFERING
                                                     ----------------------   ----------------------
NAME                                                  NUMBER     PERCENTAGE    NUMBER     PERCENTAGE
----                                                 ---------   ----------   ---------   ----------
Gilbert Global Equity Partners, L.P.
  c/o GGEP Investments, L.L.C.
  785 Smith Ridge Road
  New Canaan, Connecticut 06840....................    672,413      14.8%       672,413         %
Directors and officers as a group..................  3,982,301      81.8%     3,982,301

------------------------

(1) Includes shares held by General Electric Capital Corporation. Mr. Fisher disclaims beneficial ownership of these shares.

(2) Includes 1,394,513 shares held by Internet Capital Group, L.L.C., as to which Mr. Getsy shares voting power. Mr. Getsy disclaims beneficial ownership of these shares.

(3) Includes shares held by Internet Capital Group, L.L.C., as to which Mr. Maner shares voting power. Mr. Maner disclaims beneficial ownership of these shares

(4) Includes shares held by Advanta Partners, L.P., as to which Mr. Neems shares voting power. Mr. Neems disclaims beneficial ownership of these shares.

(5) Includes shares held by Internet Capital Group, L.L.C. as to which Mr. Stryker shares voting power. Mr. Stryker disclaims beneficial ownership of these shares.

(6) Includes shares held by 1999 Internet Capital L.P., an affiliate of Internet Capital Group, L.L.C.

                          DESCRIPTION OF CAPITAL STOCK

    Effective upon the closing of this offering our authorized capital stock will consist of 20,000,000 shares of preferred stock and 80,000,000 shares of common stock.

    The following description of our securities is not complete and is subject to, and qualified in its entirety by, the provisions of our charter and the other agreements described below, where the rights are established, and the provisions of applicable law.

COMMON STOCK

    As of February 3, 2000, of the 80,000,000 shares of common stock authorized, 796,349 shares of common stock are outstanding.

    The holders of the common stock are entitled to one vote for each share held of record upon the matters and in the manner as may be provided by law. Subject to the rights of the holders of any preferred stock to receive preferential dividends and to participate in any payment of dividends on an as-converted basis, the holders of shares of common stock are entitled to receive ratably dividends when, as and if, declared by the board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up of iSKY, the holders of shares of common stock are entitled to share ratably with one another in all assets remaining after payment of liabilities and liquidation preferences to the holders of any preferred stock. The holders of shares of common stock have no rights to convert their shares of common stock into any other securities of iSKY. Other than as described herein, the holders of common stock have no preemptive rights, subscription, redemption, sinking fund or conversion rights. All outstanding shares of common stock are fully paid and nonassessable.

REGISTRATION RIGHTS.

    The holders of       shares of our common stock have the right to request
that we file a registration statement covering sales of their shares of common stock or to request that we include their shares in registration statements we file. These rights are subject to conditions and limitations including the right of underwriters of an offering to limit the number of shares included in the registration statement.

PREFERRED STOCK

    As of February 3, 2000, there were 5,293,175 shares of preferred stock authorized of which 3,740,595 were outstanding, including:

           -  127,000 shares of Series C Preferred Stock;

           -  855,400 shares of Series D Preferred Stock;

           -  486,438 shares of Series F Preferred Stock;

           -  523,809 shares of Series G Preferred Stock;

           -  523,809 shares of Series H Preferred Stock;

           -  1,000,000 shares of Series AA Preferred Stock; and

           -  1,260,775 shares of Series BB Preferred Stock.

    All of the outstanding preferred stock is fully paid and nonassessable. Concurrently with the closing of this offering, all of the outstanding shares of preferred stock will be converted into shares of our common stock.

    Our charter authorizes the board of directors to establish one or more classes or series of preferred stock and to determine, with respect to any class or series of preferred stock, preferences, rights, qualifications, limitations and restrictions thereof.

BUSINESS COMBINATIONS

    The Maryland General Corporation Law prohibits specified "business combinations" between a Maryland corporation and an "interested stockholder." These business combinations include a merger, consolidation, share exchange, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is either:

    (i) anyone who beneficially owns 10% or more of the voting power of the corporation's shares; and

    (ii) an affiliate or associate of the corporation who was an interested stockholder, or an affiliate or an associate of the interested stockholder at any time within the two-year period prior to the date in question.

    Business combinations with interested stockholders are prohibited for five years after the most recent date on which the stockholder became an interested stockholder. Thereafter, any of these business combinations must be recommended by the board of directors of the corporation and approved by the vote of:

    (i) at least 80% of the votes entitled to be cast by all holders of the corporation's voting shares; and

    (ii) at least 66 2/3% of the votes entitled to be cast by all holders of the corporation's voting shares other than voting shares held by the interested stockholder or an affiliate or associate of the interested stockholder.

    However, these special voting requirements do not apply if the corporation's stockholders receive the minimum price for their shares specified in the statute and the consideration is received in cash or in the same form previously paid by the interested stockholder for its shares.

    This business combination statute does not apply to business combinations that are approved or exempted by the corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to these special voting requirements. Any amendment would have to be approved by at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66 2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders. We have elected to be generally subject to this statute.

CONTROL SHARE ACQUISITIONS

    The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by the corporation's officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

    (i) 20% or more but less than 33 1/3%;

    (ii) 33 1/3% or more but less than a majority; or

   (iii) a majority of all voting power.

    Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.

    A person who has made or proposes to make a "control share acquisition," under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special stockholders' meeting to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem any or all of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to voting rights as of the date of the last control share acquisition or of any stockholders' meeting at which the voting rights of the shares are considered and not approved. If voting rights for "control shares" are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the highest price per share paid in the control share acquisition. The limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a "control share acquisition."

    The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the charter or bylaws of the corporation. We have elected to be generally subject to this statute.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 2-418, including circumstances in which indemnification is otherwise discretionary. Section 2-418 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

    At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

                        SHARES ELIGIBLE FOR FUTURE SALE

    The             shares of our common stock sold in this offering, or
            shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of iSKY as that term is defined in Rule 144 promulgated under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.

    The             shares of our common stock that will continue to be held by
directors, officers and             , after this offering constitute "restricted
securities" within the meaning of Rule 144, and will be eligible for sale by these person in the open market after this offering, subject to certain contractual lockup provisions and the applicable requirements of Rule 144, both of which are described below. iSKY has granted registration rights to holders of common stock as described below.

    Generally, Rule 144 provides that a person who has beneficially owned "restricted" shares for at least one year will be entitled to sell on the open market in brokers' transactions within any three month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock; and

    - the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

    Sales under Rule 144 are also subject to post-sale notice requirements and the availability of current public information about iSKY.

    In the event that any person who is deemed to be an affiliate purchases shares of our common stock pursuant to this offering or acquires shares of our common stock pursuant to an employee benefit plan of iSKY, the shares held by that person are required under Rule 144 to be sold in brokers' transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not affiliates will then be freely tradable without restriction.

    Sales of substantial amounts of our common stock in the open market, or the availability of shares for sale, could adversely affect the price of our common stock.

    Each of iSKY and its directors and executive officers have agreed that, without the prior written consent of Chase Securities Inc. and Deutsche Bank Securities Inc. on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, sell or otherwise dispose of any shares of our common stock.

    An aggregate of             shares of our common stock are reserved for
issuance under our stock option plans. We intend to file a registration statement on Form S-8 covering the issuance of shares of our common stock pursuant to these plans. Accordingly, the shares issued pursuant to these stock option plans will be freely tradable, subject to the restrictions on resale by affiliates under Rule 144.

TRANSFER AGENT

                is the registrar and transfer agent for our common stock. Its
address is             and its telephone number is             .

                                  UNDERWRITING

    We have entered into an underwriting agreement with the underwriters named below. Chase Securities Inc., Deutsche Bank Securities Inc. and William Blair & Company LLC are acting as representatives of the underwriters.

    The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below.

                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
Chase Securities Inc........................................
Deutsche Bank Securities Inc................................
William Blair & Company LLC.................................
                                                               -------
Total.......................................................
                                                               =======

    This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. We have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

    The representatives have advised iSKY that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a concession of $ per share. The underwriters may also allow to dealers, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

    iSKY has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus,
permits the underwriters to purchase a maximum of             additional shares
from iSKY to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to
public will be $      million and the net proceeds to iSKY will be approximately
$      million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the above table.

    The following table provides information regarding the amount of the discount to be paid to the underwriters by iSKY. Such amount is shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                             DISCOUNT PAID BY ISKY

                                                         NO EXERCISE   FULL EXERCISE
                                                         -----------   -------------
Per Share..............................................    $                 $
Total..................................................    $                 $

    iSKY estimates that the total expenses of the offering, excluding the
underwriting discount, will be approximately $      million.

    We have agreed to indemnify each underwriter against all liabilities to which they may become subject under the federal securities laws or other law, including reimbursement of expenses, arising out of any untrue statement or alleged untrue statement of a material fact contained in the registration statement, including the prospectus, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements not misleading, except that there is no indemnification for specific information furnished by the underwriters. This includes contribution to any payments which may be made by the underwriters in the event that indemnification is not available.

    iSKY, its executive officers and directors have agreed to a 180-day lock up
with respect to       shares of common stock that they beneficially own,
including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, iSKY and those persons may not offer, sell, pledge or otherwise dispose of iSKY securities without the prior written consent of Chase Securities Inc. and Deutsche Bank Securities Inc.

    The underwriters have reserved for sale up to       shares for employees,
directors and certain other persons associated with iSKY. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by these persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by these persons.

    Up to 20% of the shares available for sale in this offering will be allocated to existing stockholders of iSky who have the preemptive right to purchase shares in this offering at the price per share set forth on the cover of this prospectus. The underwriters will offer to the public any of these shares not purchased by existing stockholders on the same terms as other shares offered by this prospectus.

    Prior to this offering, there has been no public market for the common stock. Consequently, the offering price for the common stock has been determined by negotiations between iSKY and the underwriters and is not necessarily related to iSKY's asset value, net worth or other established criteria of value. The factors considered in these negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which iSKY competes, an assessment of iSKY's management, iSKY's prospects, its capital structure, prevailing market conditions, its results of operations in recent periods and other factors as we deemed relevant.

    Rules of the SEC may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

    - Stabilizing transactions. The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

    - Over-allotments and syndicate covering transactions. The underwriters may create a short position in the shares by selling more shares than are shown on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

    - Penalty bids. If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

    Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of those transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

    Neither iSKY nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.

    One or more members of the underwriting selling group may make copies of the preliminary prospectus available over the Internet to certain customers through its or their websites. The representatives expect to allocate a limited number of shares to that member or members of the selling group for sale to brokerage account holders.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for iSKY by Piper Marbury Rudnick & Wolfe LLP, Washington, D.C. Certain legal matters relating to this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Washington, D.C.

                                    EXPERTS

    The financial statements of iSKY, Inc. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 have been included herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock we are offering. This prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules. Items are omitted in accordance with the rules and regulations of the Commission. For further information about iSKY and our common stock, please see the registration statement and the exhibits and schedules filed with it. Statements in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of the contract or document filed as an exhibit to the registration statement. Each description of a document filed as an exhibit to the registration statement is qualified in all respects by reference to the exhibit. The registration statement, including the exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the North Western Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048, and copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the Commission. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at http://www.isky.com. Our website and the information contained in it or connected to it should not be considered incorporated into this prospectus or the registration statement of which this prospectus is a part.

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................    F-2
Consolidated Balance Sheets.................................    F-3
Consolidated Statements of Operations.......................    F-4
Consolidated Statements of Stockholders' Equity.............    F-5
Consolidated Statements of Cash Flows.......................    F-6
Notes to Consolidated Financial Statements..................    F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
iSky, Inc.:

    We have audited the accompanying consolidated balance sheets of iSky, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iSky, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

KPMG LLP
McLean, VA
February 4, 2000

                           ISKY, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
                           ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 4,926,447   $ 1,611,951
  Accounts receivable, net..................................    4,275,286     5,427,350
  Other receivables.........................................        3,318         6,392
  Prepaid expenses..........................................      173,939       344,007
                                                              -----------   -----------
      Total current assets..................................    9,378,990     7,389,700
Property and equipment, net.................................    5,187,433     6,600,640
Goodwill, net...............................................      429,739       357,098
Deposits....................................................      122,492       134,219
                                                              -----------   -----------
      Total assets..........................................  $15,118,654   $14,481,657
                                                              ===========   ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................  $   645,000   $   645,000
  Accounts payable..........................................    1,753,046     2,808,896
  Accrued liabilities.......................................      662,582       965,439
  Deferred revenue..........................................       29,579        15,500
  Current maturies of obligations under capital leases......      903,751       944,907
  Notes payable.............................................        7,464            --
                                                              -----------   -----------
      Total current liabilities.............................    4,001,422     5,379,742
Obligations under capital leases, net of current
  maturities................................................    1,054,042       585,979
Other liabilities...........................................       75,985        50,394
                                                              -----------   -----------
      Total liabilities.....................................    5,131,449     6,016,115
                                                              -----------   -----------
Convertible redeemable preferred stock......................    1,421,154     1,421,154
                                                              -----------   -----------

Commitments and contingencies

Stockholders' equity:
  Series C convertible preferred stock (nonvoting), $.01 par value, 127,000 shares authorized, issued and outstanding
    at December 31, 1998 and 1999 (liquidation
    preference--$96,975)....................................        1,270         1,270
  Series D convertible preferred stock (voting), $.01 par
    value, 855,400 shares authorized, issued and outstanding
    at December 31, 1998 and 1999 (liquidation
    preference--$653,025)...................................        8,554         8,554
  Series G convertible preferred stock (voting), $4.50 par
    value, 600,000 shares authorized, 523,809 shares issued
    and outstanding at December 31, 1998 and 1999
    (liquidation preference--$3,177,171)....................    2,357,140     2,357,140
  Series H convertible preferred stock (voting), $6.00 par
    value, 600,000 shares authorized, 523,809 shares issued
    and outstanding at December 31, 1998 and 1999
    (liquidation preference--$4,236,228)....................    3,142,854     3,142,854
  Series AA convertible preferred stock (voting), $.01 par
    value, 1,100,000 shares authorized, 1,000,000 shares
    issued and outstanding at December 31, 1998 and 1999
    (liquidation preference--$8,973,151)....................       10,000        10,000
  Common stock, $.01 par value, 20,000,000 shares
    authorized, 732,658 and 796,349 shares issued and
    outstanding at December 31, 1998 and 1999,
    respectively............................................        7,327         7,963
  Additional paid-in capital................................    8,247,272     8,289,215
  Accumulated deficit.......................................   (5,208,366)   (6,772,608)
                                                              -----------   -----------
      Total stockholders' equity............................    8,566,051     7,044,388
                                                              -----------   -----------
                                                              $15,118,654   $14,481,657
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

                           ISKY, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1997          1998          1999
                                                        -----------   -----------   -----------
Revenues..............................................  $18,911,691   $19,651,610   $24,010,532
Direct employee expenses..............................    4,882,010     6,837,826     8,176,549
Other direct expenses.................................    2,506,983     3,085,400     3,431,113
Indirect expenses:
  Account services....................................    2,490,650     1,950,649     2,282,563
  Information services................................    2,869,725     3,457,354     5,116,581
                                                        -----------   -----------   -----------
    Total indirect expenses...........................    5,360,375     5,408,003     7,399,144
                                                        -----------   -----------   -----------
General and administrative............................    3,484,697     3,945,346     3,804,270
Sales and marketing...................................    2,132,733     1,537,721     2,606,205
                                                        -----------   -----------   -----------
Income (loss) from operations.........................      544,893    (1,162,686)   (1,406,749)
Interest expense, net.................................     (289,613)     (430,021)     (157,493)
                                                        -----------   -----------   -----------
Income (loss) before income taxes.....................      255,280    (1,592,707)   (1,564,242)
Provision (benefit) for income taxes..................           --            --            --
                                                        -----------   -----------   -----------
Net income (loss).....................................      255,280    (1,592,707)   (1,564,242)
Preferred stock dividend requirements.................     (985,957)     (681,615)   (1,349,141)
                                                        -----------   -----------   -----------
Net income (loss) applicable to common stockholders...  $  (730,677)  $(2,274,322)  $(2,913,383)
                                                        ===========   ===========   ===========
Basic and diluted net income (loss) per share
  applicable to common stockholders...................  $     (1.02)  $     (3.10)  $     (3.81)
                                                        ===========   ===========   ===========
Shares used to compute basic and diluted net income
  (loss) per share applicable to common
  stockholders........................................      718,358       732,651       764,504
                                                        ===========   ===========   ===========
Unaudited pro forma basic and diluted net income
  (loss) per share....................................                              $     (0.65)
                                                                                    ===========
Shares used to compute unaudited pro forma basic and
  diluted net income (loss) per share.................                                4,505,099
                                                                                    ===========

          See accompanying notes to consolidated financial statements.

                           ISKY, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                               SERIES C              SERIES D               SERIES G                SERIES H
                                              CONVERTIBLE           CONVERTIBLE            CONVERTIBLE             CONVERTIBLE
                                            PREFERRED STOCK       PREFERRED STOCK        PREFERRED STOCK         PREFERRED STOCK
                                          -------------------   -------------------   ---------------------   ---------------------
                                           SHARES     AMOUNT     SHARES     AMOUNT     SHARES      AMOUNT      SHARES      AMOUNT
                                          --------   --------   --------   --------   --------   ----------   --------   ----------
Balance, December 31, 1996..............  127,000     $1,270    855,400     $8,554    523,809    $2,357,140   523,809    $3,142,854
Issuance of common stock................       --         --         --         --         --            --        --            --
Net income..............................       --         --         --         --         --            --        --            --
                                          -------     ------    -------     ------    -------    ----------   -------    ----------
Balance, December 31, 1997..............  127,000      1,270    855,400      8,554    523,809     2,357,140   523,809     3,142,854
Issuance of common stock................       --         --         --         --         --            --        --            --
Issuance of common stock for options
  exercised.............................       --         --         --         --         --            --        --            --
Issuance of Series AA preferred stock,
  net of issuance costs.................       --         --         --         --         --            --        --            --
Net loss................................       --         --         --         --         --            --        --            --
                                          -------     ------    -------     ------    -------    ----------   -------    ----------
Balance, December 31, 1998..............  127,000      1,270    855,400      8,554    523,809     2,357,140   523,809     3,142,854
Issuance of common stock................       --         --         --         --         --            --        --            --
Issuance of common stock for options
  exercised.............................       --         --         --         --         --            --        --            --
Net loss................................       --         --         --         --         --            --        --            --
                                          -------     ------    -------     ------    -------    ----------   -------    ----------
Balance, December 31, 1999..............  127,000     $1,270    855,400     $8,554    523,809    $2,357,140   523,809    $3,142,854
                                          =======     ======    =======     ======    =======    ==========   =======    ==========

                                               SERIES AA
                                              CONVERTIBLE
                                            PREFERRED STOCK         COMMON STOCK       ADDITIONAL                      TOTAL
                                          --------------------   -------------------    PAID-IN     ACCUMULATED    STOCKHOLDERS'
                                           SHARES      AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT         EQUITY
                                          ---------   --------   --------   --------   ----------   ------------   -------------
Balance, December 31, 1996..............         --   $    --    704,072     $7,041    $ 815,030    $(3,870,939)    $ 2,460,950
Issuance of common stock................         --        --     28,571        285      171,140             --         171,425
Net income..............................         --        --         --         --           --        255,280         255,280
                                          ---------   -------    -------     ------    ----------   -----------     -----------
Balance, December 31, 1997..............         --        --    732,643      7,326      986,170     (3,615,659)      2,887,655
Issuance of common stock................         --        --         10          1           --             --               1
Issuance of common stock for options
  exercised.............................         --        --          5         --           --             --              --
Issuance of Series AA preferred stock,
  net of issuance costs.................  1,000,000    10,000         --         --    7,261,102             --       7,271,102
Net loss................................         --        --         --         --           --     (1,592,707)     (1,592,707)
                                          ---------   -------    -------     ------    ----------   -----------     -----------
Balance, December 31, 1998..............  1,000,000    10,000    732,658      7,327    8,247,272     (5,208,366)      8,566,051
Issuance of common stock................         --        --      3,750        375       29,625             --          30,000
Issuance of common stock for options
  exercised.............................         --        --     59,941        261       12,318             --          12,579
Net loss................................         --        --         --         --           --     (1,564,242)     (1,564,242)
                                          ---------   -------    -------     ------    ----------   -----------     -----------
Balance, December 31, 1999..............  1,000,000   $10,000    796,349     $7,963    $8,289,215   $(6,772,608)    $ 7,044,388
                                          =========   =======    =======     ======    ==========   ===========     ===========

          See accompanying notes to consolidated financial statements.

                           ISKY, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1997          1998          1999
                                                         -----------   -----------   -----------
Cash flows from operating activities:
  Net income (loss)....................................  $   255,280   $(1,592,707)  $(1,564,242)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation and amortization......................      959,886     1,427,725     1,927,057
    Change in allowance for doubtful accounts..........       21,140       (36,243)      116,671
    Loss on disposal of fixed assets...................           --        50,401        14,921
    Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable.......   (1,637,110)      482,128    (1,268,734)
      (Increase) decrease in other receivables.........     (131,200)      139,522        (3,074)
      (Increase) decrease in prepaid expenses..........     (150,030)       74,140      (170,068)
      (Increase) decrease in deposits..................       10,484        (2,840)      (11,727)
      Increase in accounts payable.....................      443,986       200,575     1,055,850
      Increase (decrease) in accrued liabilities.......      117,025       (95,727)      302,857
      Increase (decrease) in deferred revenue..........     (298,324)     (152,742)      (14,079)
      Increase (decrease) in other liabilities.........       (9,084)      (16,676)      (25,591)
                                                         -----------   -----------   -----------
        Net cash provided by (used in) operating
          activities...................................     (417,947)      477,556       359,841
                                                         -----------   -----------   -----------
Cash flows from investing activities:
  Purchases of property and equipment..................     (978,296)   (1,970,870)   (2,669,705)
  Proceeds from sale of property and equipment.........      162,680            --            --
  Purchase of short-term investments...................      (65,000)           --            --
  Proceeds from sale of short-term investments.........      290,341        65,000            --
                                                         -----------   -----------   -----------
        Net cash used in investing activities..........     (590,275)   (1,905,870)   (2,669,705)
                                                         -----------   -----------   -----------
Cash flows from financing activities:
  Proceeds from stock issuance.........................           --     7,297,575            --
  Proceeds from exercise of stock options..............           --            44        12,579
  Redemption of preferred stock........................           --       (26,608)           --
  (Repayments) borrowings on line of credit............    1,875,000    (1,330,000)           --
  Proceeds from long-term debt.........................      334,136            --            --
  Principal payments on obligations under capital
    leases and notes payable...........................   (1,198,873)   (1,451,927)   (1,017,211)
                                                         -----------   -----------   -----------
        Net cash provided by (used in) financing
          activities...................................    1,010,263     4,489,084    (1,004,632)
                                                         -----------   -----------   -----------
        Net increase (decrease) in cash and cash
          equivalents..................................        2,041     3,060,770    (3,314,496)
Cash and cash equivalents, beginning of year...........    1,863,636     1,865,677     4,926,447
                                                         -----------   -----------   -----------
Cash and cash equivalents, end of year.................  $ 1,865,677   $ 4,926,447   $ 1,611,951
                                                         ===========   ===========   ===========
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest...............  $   343,344   $   448,512   $   248,675
                                                         ===========   ===========   ===========
Supplemental disclosure of noncash investing
  activities:
  Property and equipment acquired under capital lease
    obligations........................................  $   353,267   $ 1,367,913   $   575,297
                                                         ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                           ISKY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND DESCRIPTION OF BUSINESS

    iSky, Inc. ("iSky" or the "Company"), formerly known as Sky Alland Research, Inc. and doing business as Sky Alland Marketing, was incorporated in the State of Maryland in May 1984 and provides a complete outsourced customer loyalty management solution to both electronic businesses and traditional companies seeking to enhance their customers' on-line and off-line experience before, during and after a purchase. The Company offers its services as an integrated solution, which enables its clients to outsource their complete customer loyalty management needs. The Company currently provides customer care services to businesses in a range of industries including automotive, health care, electronic commerce, technology and financial services.

    The Company has not generated sufficient cash flows from operations to support its current operating and capital requirements and is dependent on financing to fund their requirements. In February 2000, the Company issued convertible preferred stock (see Note 15).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of iSky and its wholly-owned subsidiary, Data Group II, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

    (B) CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 1998 and 1999, cash equivalents consisted of certificates of deposit. Cash equivalents are carried at cost which approximates market.

    (C) GOODWILL

    The excess of the cost over the fair value of net tangible assets acquired has been assigned to goodwill and is being amortized using the straight-line method over ten years. Accumulated amortization of goodwill at December 31, 1998 and 1999 was $133,754 and $206,395, respectively.

    (D) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, or fair value if acquired in a purchase business combination. Equipment under capital leases is stated at the lesser of the present value of future minimum lease payments at the inception of the lease or estimated fair market value. Depreciation and amortization of property and equipment are determined on the straight-line method, using the lesser of the estimated useful lives or lease term as follows:

Computer equipment..............................        3--5 years
Furniture and equipment.........................        5--7 years
Leasehold improvements..........................        5--7 years

    The Company has adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This Statement requires that long-lived assets and certain identifiable intangibles, including goodwill, be reviewed for impairment whenever

                           ISKY, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    (E) COMPUTER SOFTWARE

    The Company capitalizes software development costs, principally contractor fees, when incurred, for software developed for internal use. These costs are amortized using the straight-line method over the estimated economic life of the software, generally three to five years.

    (F) REVENUES

    Revenues are derived from a broad range of services involving inbound and outbound telephonic and Internet-based communications which are customized according to the client's needs. Revenues are generally recognized at contractual rates as services are provided. Revenues are generated based on the number and type of interactions with clients' customers through various communication channels, including text chat, e-mail, telephone and facsimile. Typically, a rate for inbound contacts for each contract is established based on the number of minutes of interaction. The rate for outbound contacts is established based on the number of interactions. Additionally, revenue is recognized related to program set up costs, reporting and additional services.

    Under contracts whereby specific performance measures are required, the Company utilizes the percentage-of-completion method measured by labor hours incurred to total estimated hours required. Estimates of costs to complete are reviewed periodically and revised as required. Provisions are made for the full amount of anticipated losses, if any, on all contracts in the period in which the losses are first determinable. Changes in estimates are also reflected in the period they become known.

    (G) DEFERRED REVENUE

    Deferred revenue represents billings or collections on contracts in advance of performance of services.

    (H) INCOME TAXES

    The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted statutory tax rates applicable to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                           ISKY, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (I) STOCK OPTION PLAN

    Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related interpretations. As such, compensation expense was recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS
No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

    (J) NET INCOME (LOSS) PER SHARE

    The Company computes net income (loss) per share applicable to common stockholders in accordance with SFAS No. 128, "Earnings Per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) applicable to common stockholders is computed by dividing the net income (loss) per share applicable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share applicable to common stockholders is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period. The Company has presented historical basic and diluted net income (loss) applicable to common stockholders in accordance with SFAS No. 128. As the Company had a net loss in each of the periods presented, basic and diluted net income (loss) per share is the same. The convertible preferred stock converts into common stock upon the occurance of a qualifying initial public offering, as defined. Pro forma basic and diluted net income
(loss) per share has been calculated assuming the conversion of all shares of preferred stock outstanding at December 31, 1999 into common stock as if the shares had converted immediately upon their issuance.

    (K) USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (L) COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board issued Statement
No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. The Company has no components of other comprehensive income for the years ended December 31, 1997, 1998 and 1999.

                           ISKY, INC. AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    (M) CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentration of credit risk consist of accounts receivable.

(3) ACQUISITION

    On April 1, 1996, the Company purchased all of the assets and assumed all of the liabilities of Marcom, Inc. The purchase price was $310,000 in cash and was financed with the Company's working capital. The transaction was accounted for using the purchase method of accounting. The excess of the purchase price over the estimated fair value of the tangible and identifiable intangible assets acquired is being amortized over a period of ten years using the straight-line method. Under the terms of the purchase agreement, the purchase price was subject to an additional payout in common stock upon the achievement of certain revenue and profit performance objectives. The revenue objective was met for 1996, and in connection therewith, the Company issued 28,571 shares of common stock during 1997 to the former owners of Marcom, Inc. The additional consideration of $171,426 was added to goodwill during 1997.

(4) ACCOUNTS RECEIVABLE

    Accounts receivable consists of the following at December 31, 1998 and 1999:

                                                          1998         1999
                                                       ----------   ----------
Billed...............................................  $4,342,282   $5,574,703
Unbilled.............................................      36,898       73,212
                                                       ----------   ----------
                                                        4,379,180    5,647,915
Less--allowance for doubtful accounts................    (103,894)    (220,565)
                                                       ----------   ----------
                                                       $4,275,286   $5,427,350
                                                       ==========   ==========

(5) PROPERTY AND EQUIPMENT

    Property and equipment consists of the following at December 31, 1998 and 1999:

                                                         1998         1999
                                                      ----------   -----------
Computer equipment..................................  $3,838,904   $ 4,877,658
Computer software...................................   4,212,684     5,850,866
Furniture and equipment.............................     813,445       838,090
Automobiles.........................................      24,107        24,107
Leasehold improvements..............................     327,341       361,634
                                                      ----------   -----------
                                                       9,216,481    11,952,355
Less--accumulated depreciation and amortization.....  (4,029,048)   (5,351,715)
                                                      ----------   -----------
                                                      $5,187,433   $ 6,600,640
                                                      ==========   ===========

                           ISKY, INC. AND SUBSIDIARY

(6) NOTES PAYABLE AND LINE OF CREDIT

    Notes payable consists of the following at December 31, 1998 and 1999:

                                                              1998       1999
                                                            --------   --------
Note payable to former owner of subsidiary, interest at
  8.25%. Payable in quarterly installments of $4,091
  through April 1, 1999...................................  $ 7,464    $    --
                                                            -------    -------
                                                              7,464         --
Less current maturities...................................   (7,464)        --
                                                            -------    -------
      Notes payable, net of current maturities............  $    --    $    --
                                                            =======    =======

    The Company has a $5.0 million secured line of credit and a $2.0 million committed equipment line with a commercial bank. The borrowings are collateralized by a first priority security interest in all of the corporate assets of the company. The line of credit is repayable in October 2000 and bears interest at the bank's prime rate. The equipment line is repayable $1.0 million in February 2003 and $1.0 million in August 2003 and bears interest at the bank's prime rate plus three quarters of one percent (.75%) per annum. At December 31, 1999, $645,000 was outstanding under the line of credit and the interest rate on outstanding borrowings under the line of credit was 8.5%. As of December 31, 1999, the Company had not drawn funds related to the equipment line.

(7) COMMITMENTS AND CONTINGENCIES

    (A) CAPITAL AND OPERATING LEASES

    The Company leases computer equipment, software, office facilities, and furniture and fixtures under operating and capital lease arrangements, some of which contain renewal options and escalation clauses for operating expenses and inflation.

    The following is a schedule of future minimum lease payments for capital and operating leases at December 31, 1999:

                                                       OPERATING     CAPITAL
                                                       ----------   ----------
2000.................................................  $1,182,000   $1,005,205
2001.................................................     620,000      435,146
2002.................................................     384,000      315,966
2003.................................................      57,000           --
                                                       ----------   ----------
      Total future minimum lease payments............  $2,243,000   $1,756,317
                                                       ==========
Less amount representing interest....................                 (225,431)
                                                                    ----------
      Present value of future minimum lease
        payments.....................................                1,530,886
Less current maturities of obligations under capital
  leases.............................................                 (944,907)
                                                                    ----------
      Obligations under capital leases, net of
        current maturities...........................               $  585,979
                                                                    ==========

                           ISKY, INC. AND SUBSIDIARY

(7) COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Rent expense under operating leases for the years ended December 31, 1997, 1998 and 1999 was approximately $1,303,000, $1,141,000 and $1,347,000, respectively. Cost and accumulated amortization for assets under capital leases at December 31, 1999 are as follows:

                                                                      FURNITURE
                                          COMPUTER      COMPUTER         AND
                                          SOFTWARE      EQUIPMENT     EQUIPMENT
                                         -----------   -----------   -----------
Cost...................................  $ 2,779,912   $   563,808   $ 1,024,078
Accumulated amortization...............   (1,668,095)     (261,861)     (214,464)
                                         -----------   -----------   -----------
      Net book value...................  $ 1,111,817   $   301,947   $   809,614
                                         ===========   ===========   ===========

    In accordance with the provisions of the certain leasing arrangements, the Company is required to maintain a minimum cash balance of $565,000 in connection with its capital leases.

    (B) CONTINGENCIES

    The Company is a defendant in certain employment claims arising in the ordinary course of business. In the opinion of management after consultation with legal counsel, the utimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial position of the Company.

(8) STOCKHOLDERS' EQUITY

    The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 20,000,000 shares of common stock.

    As of December 31, 1999, the Company had reserved shares of common stock for future issuance as follows:

Conversion of Series C convertible preferred stock..........    127,000
Conversion of Series D convertible preferred stock..........    855,400
Conversion of Series F convertible redeemable preferred
  stock.....................................................    710,577
Conversion of Series G convertible preferred stock..........    523,809
Conversion of Series H convertible preferred stock..........    523,809
Conversion of Series AA convertible preferred stock.........  1,000,000
Exercise of stock options under stock option plans..........  1,026,574
                                                              ---------
                                                              4,767,169
                                                              =========

(9) CONVERTIBLE PREFERRED STOCK

    The holders of the Series C Convertible Preferred Stock (which is nonvoting) are entitled to receive dividends on an equivalent basis with the holders of the shares of common stock. Additionally, they are entitled, on an equivalent basis with the holders of the shares of common stock, to share in amounts distributable to the holders of common stock upon liquidation of the Company after payment of any liquidation preference of any other class or series of stock of the Company. Each share of the

                           ISKY, INC. AND SUBSIDIARY

(9) CONVERTIBLE PREFERRED STOCK (CONTINUED)

Series C Convertible Preferred Stock is convertible at the option of the holder at any time into one fully paid and nonassessable share of common stock.

    The holders of Series D Convertible Preferred Stock have essentially the same rights with respect to dividends and preference in liquidation as holders of the Series C Convertible Preferred Stock. Additionally, they are entitled to cast a number of votes in the aggregate which, when added to the number of votes that may be cast on such matters by all holders of the Series D Convertible Preferred Stock, shall not exceed 49 percent of all votes that may be cast on such matters by the holders of all classes and series of capital stock of the Company. Each share of Series D Convertible Preferred Stock is convertible at the option of the holder at any time into one fully paid and nonassessable share of common stock.

    The shares of Series G and H Convertible Preferred Stock are convertible at the option of the holder at any time into common stock on a one-for-one basis. These shares are also convertible automatically upon an initial public offering of at least $10 million and at a shares price equal to or exceeding $15.00. The Series G and H Convertible Preferred Stock accrues dividends at the annual rate of 8 percent, whether or not declared. In liquidation, the holders of Series G and H Convertible Preferred Stock are entitled to receive $4.50 and $6.00 per share, respectively, plus all accrued, but unpaid dividends, prior to any preference or distribution of any assets of the Company to the holders of any other shares of capital stock. To date, no dividends have been declared on the Series G and H Convertible Preferred Stock. The accumulated unpaid dividends are $1,364,264 and $1,913,405 at December 31, 1998 and 1999, respectively.

    During October 1998, the Company issued 1,000,000 shares of Series AA Convertible Preferred Stock for $8,000,000. Each share of Series AA Convertible Preferred Stock is convertible at the option of the holder at any time into Common Stock on a one-for-one basis, subject to certain adjustments. These shares are also convertible automatically upon an initial public offering. The Series AA Convertible Preferred Stock accrues dividends at the annual rate of 10 percent, whether or not declared. In liquidation, the holders of Series AA Convertible Preferred Stock are entitled to receive $8.00 per share plus all accrued, unpaid dividends, prior to any preference or distribution of any assets of the Company to the holders of any other shares of capital stock. To date no dividends have been declared on Series AA Convertible Preferred Stock. The accumulated unpaid dividends are $173,151 and $973,151 at December 31, 1998 and 1999, respectively.

    In addition, the holders of the Series AA Preferred Stock are entitled to an adjustment to the conversion price of the Series AA Preferred Stock, based upon the valuation of the Company's common stock at the time of an initial public offering of the Company's common stock or a liquidation of the Company if such event has occurred prior to March 31, 2001. Until March 31, 2001, this adjustment takes effect if the value of a share of the Company's common stock is less than $11.86 at the time of an initial public offering or liquidation. This threshold is increased to $13.52 on March 31, 2000 and $15.42 on September 30, 2000. If an initial public offering or liquidation of the Company has not occurred by March 31, 2001, then the conversion price of the Series AA Preferred Stock is subject to adjustment based upon the performance of the Company during the 2000 fiscal year. As a result of the provisions outlined above, the conversion price of the Series AA Preferred Stock, which currently is $8.00 per share, can be reduced on a proportional basis to a minimum price of $7.00 per share.

                           ISKY, INC. AND SUBSIDIARY

(10) CONVERTIBLE REDEEMABLE PREFERRED STOCK

    The holders of Series E mandatorily redeemable Convertible Preferred Stock are entitled to receive dividends at the annual rate of 10 percent. These shares were redeemed by the Company in April, 1998 at $2.00 per share plus accrued and unpaid dividends of $8,130.

    The holders of Series F mandatorily redeemable Convertible Preferred Stock will share ratably in all dividends declared and paid on common stock; and any Series F shares which have not been converted to common stock by April 30, 2003 must be redeemed by the Company for $2.00 per share. In liquidation, the holders of the Series F mandatorily redeemable Convertible Preferred Stock are entitled to receive $2.00 per share, prior to any preference or distribution of any assets of the Company to the holders of any other shares of capital stock. Additionally, Series F holders are entitled to vote on an equivalent basis with holders of common stock. Each share of the Series F mandatorily redeemable Convertible Preferred Stock is convertible at the option of the holder into one fully paid and nonassessable share of common stock at any time. Also, each share of Series F Preferred Stock shall automatically be converted into Common Stock, a the then applicable conversion price, upon the consummation by the Company of a firmly underwritten public offering of shares of Common Stock of the Company at a per share price not less than $4.00 per share and for a total offering of not less than $5 million (before deduction of underwriting discounts, commissions and fees).

                           ISKY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) STOCK COMPENSATION

    (A) STOCKHOLDERS' AND DIRECTORS' STOCK OPTIONS

    The Company has reserved 1,000,000 shares of common stock for issuance pursuant to outstanding options held by current stockholders and directors. The following is a summary of activity related to these stock options:

                                                                         WEIGHTED AVERAGE
                                                               SHARES     EXERCISE PRICE
                                                              --------   ----------------
Options outstanding, January 1, 1997........................  214,115         $2.36

Options granted.............................................    5,000          6.00
                                                              -------
Options outstanding, December 31, 1997......................  219,115          2.44

Options granted.............................................   21,000          6.00
Options expired.............................................      (10)         3.00
                                                              -------

Options outstanding, December 31, 1998......................  240,105          2.75

Options granted.............................................       --            --
Options exercised...........................................  (57,941)         0.01
Options expired.............................................  (39,990)         3.00
                                                              -------
Options outstanding, December 31, 1999......................  142,174          3.80
                                                              =======

    At December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $2.00--$6.00, and 5.5 years, respectively.

    (B) STOCK INCENTIVE PLAN

    The Company has reserved 900,000 shares of common stock pursuant to the 1989 Stock Incentive Plan (the "Plan") as amended and restated in 1998. Options under this plan vest over a period of four years and have a term of ten years. Options are granted at a price not less than the fair market value of the stock as estimated by the Board of Directors at the grant date. The following is a summary of activity of the Stock Incentive Plan in 1998 and 1999:

                                                                         WEIGHTED AVERAGE
                                                               SHARES     EXERCISE PRICE
                                                              --------   ----------------
Options outstanding, January 1, 1997........................   461,000        $2.73

Options granted.............................................   439,600         6.00
Options exercised...........................................  (177,500)        5.53
                                                              --------
Options outstanding, December 31, 1997......................   723,100         3.95

Options granted.............................................   166,400         6.00
Options expired.............................................  (330,295)        5.18
Options exercised...........................................        (5)        2.75
                                                              --------
Options outstanding, December 31, 1998......................   559,200         3.80

Options granted.............................................   484,800         8.00
Options expired.............................................  (159,600)        6.39
                                                              --------
Options outstanding, December 31, 1999......................   884,400         5.63
                                                              ========

                           ISKY, INC. AND SUBSIDIARY

(11) STOCK COMPENSATION (CONTINUED)

    At December 31, 1999, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $2.00-$8.00, and 6.73 years, respectively.

    The Company has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting method allowed by SFAS No. 123. APB No. 25 provides that compensation expense relative to the Company's employee stock options is measured based upon the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123.

    Under APB No. 25, because the exercise price of the Company's employee stock options equaled the fair value of the underlying stock on the date of grant, no compensation expense has been recognized. Had compensation expense for the Company's stock option plan been determined based upon the fair value methodology under SFAS No. 123, the Company's net loss would have increased to these pro forma amounts:

                                                                  YEAR ENDED DECEMBER 31,
                                                           -------------------------------------
                                                             1997         1998          1999
                                                           ---------   -----------   -----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss) applicable to common stockholders:
  As reported............................................  $(730,677)  $(2,274,322)  $(2,913,383)
  Pro forma..............................................   (800,374)   (2,398,211)   (3,303,068)
Basic and diluted net income (loss) per share applicable
  to common stockholders:
  As reported............................................  $   (1.02)  $     (3.10)  $     (3.81)
  Pro forma..............................................      (1.11)        (3.27)        (4.32)

    The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model on the date of grant using the following assumptions:

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Risk-free interest rates....................................    5.7%       4.6%       6.4%
Expected lives (in years)...................................    5.0        5.0        5.0
Dividend yield..............................................     --         --         --
Expected volatility.........................................     --         --         --
                                                                ---        ---        ---

    The weighted average fair value of stock options granted during 1997, 1998, and 1999 was $1.46, $1.20 and $1.98, respectively.

(12) RETIREMENT PLANS

    The Company has two qualified defined contribution retirement plans, established under the provisions of Internal Revenue Code Section 401(k). The Company contributes amounts to the Plans on a discretionary basis. The participants may contribute any whole percentage of salary each pay period, subject to federal limitations. The Company's expense under the Plans was $5,512, $11,744 and $39,944 for the years ended December 31, 1997, 1998 and
1999, respectively.

                           ISKY, INC. AND SUBSIDIARY

(13) INCOME TAXES

    No provision or benefit for federal or state income taxes has been recorded in 1997 as the Company utilized its net operating loss carryforwards to eliminate any tax on 1997 income. No provision or benefit for federal or state income taxes has been recorded in 1998 and 1999 as the Company is incurring a net operating loss in those periods.

    The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31, 1997, 1998 and 1999 are presented below:

                                                              1997         1998         1999
                                                           ----------   ----------   ----------
Deferred tax assets:
  Allowance for doubtful accounts........................  $   54,600   $   40,500   $   86,000
  Deferred rent..........................................      36,100       29,600       31,700
  Net operating loss carryforward........................   1,831,000    2,495,000    2,956,500
  AMT credit carryforward................................      64,000      134,000      134,000
  Cumulative book depreciation in excess of tax
    depreciation.........................................      55,000      100,000      163,600
  Other..................................................      49,900       23,400       20,000
                                                           ----------   ----------   ----------
    Gross deferred tax assets............................   2,090,600    2,822,500    3,391,800
Less--valuation allowance................................   2,090,600    2,822,500    3,391,800
    Net deferred tax assets..............................          --           --           --
Gross deferred tax liabilities...........................          --           --           --
                                                           ----------   ----------   ----------
    Net deferred tax assets..............................  $       --   $       --   $       --
                                                           ==========   ==========   ==========

    The Company has net operating loss carryforwards available for income tax purposes of approximately $7,580,810 at December 31, 1999, respectively, expiring at various dates through 2018. As a result of certain capital transactions, there is an annual limitation on the future utilization of the net operation loss carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the net operating loss carryforwards are available to reduce income taxes payable, management has established a valuation allowance such that the net deferred tax asset is $-0- at December 31, 1998 and 1999, respectively. The net change in the valuation allowance during the year ended December 31, 1999, was an increase of $569,400.

(14) BASIC AND DILUTED NET LOSS PER SHARE

    The Company computes net income (loss) per share in accordance SFAS
No. 128, "Earnings Per Share", which requires certain disclosures relating to the calculation of earnings per common stock

                           ISKY, INC. AND SUBSIDIARY

(14) BASIC AND DILUTED NET LOSS PER SHARE (CONTINUED)

share. The following as a reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations for net income
(loss).

                                                                 YEAR ENDED DECEMBER 31,
                                                          --------------------------------------
                                                             1997         1998          1999
                                                          ----------   -----------   -----------
Net income (loss).......................................  $  255,280   $(1,592,707)  $(1,564,242)
Preferred stock dividend requirements...................    (985,957)     (681,615)   (1,349,141)
                                                          ----------   -----------   -----------
Net income (loss) applicable to common stockholders.....  $ (730,677)  $(2,274,322)  $(2,913,383)
                                                          ==========   ===========   ===========
Weighted average shares of common stock outstanding.....     718,358       732,651       764,504
                                                          ==========   ===========   ===========
Basic and diluted net income (loss) per share applicable
  to common stockholders................................  $    (1.02)  $     (3.10)  $     (3.81)
                                                          ==========   ===========   ===========

(15) SUBSEQUENT EVENT

    On February 4, 1999 the Company issued 1,260,775 shares of newly authorized Series BB convertible preferred stock for approximately $28,300,000, net of offering costs. The Series BB convertible preferred stock is automatically converted into common stock upon an initial public offering.

(16) RELATED PARTY TRANSACTIONS

    A stockholder and certain members of the Board of Directors provided management services to the Company for which management fees of $126,500 and $61,277 were expensed in 1998 and 1999, respectively.

    Additionally, the company conducts business with two stockholders whose representatives are members of the Board of Directors. Revenues from these stockholders were approximately $264,000, $127,000 and $243,000 in 1992, 1998 and 1999, respectively. At December 31, 1998 and 1999, accounts receivable from these stockholders were approximately $11,000 and $59,000, respectively.

(17) SIGNIFICANT CUSTOMERS

    The Company provides a substantial amount of services to customers in the automotive industry, from which approximately 51, 57 and 55 percent of total revenues were derived from certain customers in 1997, 1998 and 1999, respectively. At December 31, 1998 and 1999, accounts receivable from these automotive industry customers were approximately $2,222,000 and $2,774,000, respectively.

                              [Inside Back Cover]

A graphic containing 26 boxes, each box containing a screaming faces. In the middle of this graphic is a box containing the iSKY logo and the text "Because in cyberspace no one can hear your customers scream."

Below the graphic is a picture of the iSKY Bell.

Below the picture is the iSKY logo.

                                           SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                    CHASE H&Q      DEUTSCHE BANC ALEX. BROWN

                            WILLIAM BLAIR & COMPANY

                             ---------------------

                                           , 2000

                             ---------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT INCLUDED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY SHARES OF ISKY, INC. COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS OR SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR THE SALE OF THE ISKY, INC. COMMON STOCK.

THROUGH AND INCLUDING            , 2000 (THE 25(TH) DAY AFTER COMMENCEMENT OF
THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OF ISKY, INC., WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table shows the various expenses payable by us in connection with the sale and distribution of the securities we are offering, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the National Association Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $18,216
National Association of Securities Dealers, Inc. filing
  fee.......................................................        *
Nasdaq National Market listing fee..........................    1,000
Transfer agent's and registrar's fees.......................        *
Printing expenses...........................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue Sky filing fees and expenses...........................        *
Miscellaneous expenses......................................        *
                                                              -------
  Total.....................................................        *
                                                              =======

------------------------

*   To be filed by amendment.

14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 2-418 of the Maryland General Corporation Law permits indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to limitations. Our bylaws include provisions to require us to indemnify our directors and officers to the fullest extent permitted by Section 2-418, including circumstances in which indemnification is otherwise discretionary. Section 2-418 also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.

    At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

    The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification of our directors and officers by the Underwriters, for liabilities arising under the Securities Act.

15. RECENT SALES OF UNREGISTERED SECURITIES

    During the last three years, we have issued unregistered securities in the transactions described below. These securities were offered and sold by us in reliance upon the exemptions provided for in Section 4(2) of the Securities Act, relating to sales not involving any public offering, Rule 506 of the Securities Act relating to sales to accredited investors and Rule 701 of the Securities Act relating to a compensatory benefit plan. The sales were made without the use of an underwriter and the certificates representing the securities sold contain a restrictive legend that prohibits transfer without registration or an applicable exemption.

(1) In October 1998, we issued 1,000,000 shares of Series AA preferred stock to a group of accredited investors at a purchase price of $8.00 per share for an aggregate of $8,000,000.

(2) In February 2000, we issued 1,260,775 shares of Series BB preferred stock to a group of accredited investors at a purchase price of $23.79 per share for an aggregate of $30,000,000.

(3) Issuance of 1,126,800 shares on exercise of options at $Range of $6-8 per share.

16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (A) EXHIBITS

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
          1.1*          Form of Underwriting Agreement

          3.1           Articles of Amendment and Restatement, dated December 5,
                        1986

        3.1.1           Articles Supplementary, dated March 20, 1989

        3.1.2           Certificate of Corporate Secretary Concerning Change of
                        Principal Office, dated March 27, 1989

        3.1.3           Articles of Amendment, dated May 5, 1989

        3.1.4           Articles Supplementary, dated December 4, 1990

        3.1.5           Articles Supplementary, dated December 4, 1990

        3.1.6           Articles Supplementary, dated December 4, 1990

        3.1.7           Articles Supplementary, dated May 23, 1991

        3.1.8           Amended & Restated Articles Supplementary, dated July 25,
                        1991

        3.1.9           Certificate Changing Name and Address of Resident Agent and
                        Principal Office, dated November 26, 1991

       3.1.10           Articles Supplementary, dated September 25, 1995

       3.1.11           Articles Supplementary, dated February 13, 1996

       3.1.12           Articles Supplementary, dated October 14, 1998

       3.1.13           Articles of Amendment, dated October 14, 1998

       3.1.14           Articles of Amendment, dated December 18, 1998

       3.1.15           Articles Supplementary, dated February 3, 2000

       3.1.16           Articles of Amendment, dated February 4, 2000

          3.2           Amended and Restated Bylaws, dated February 4, 2000

          4.1* Specimen stock certificate for shares of common stock of iSky Inc.

          5.1* Form of Opinion of Piper Marbury Rudnick & Wolfe LLP, regarding legality of securities being registered

         10.1           Richard T. Hebert Employment Agreement

         10.2           Raymond J. Zukowski Employment Agreement

         10.3           Bradley Steer Employment Agreement

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         10.4           Steven G. Krumenaker Employment Agreement

         10.5           Amended and Restated Stock Incentive Plan, dated February 4,
                        2000

         10.6           Employee Stock Purchase Plan, dated February 4, 2000

         10.7           Loan and Security Agreement by and among Sky Alland
                        Research, Inc., The Data Group, II, Inc. and Silicon Valley
                        Bank, dated February 14, 1997

       10.7.1           First Amendment to Loan and Security Agreement by and among
                        Sky Alland Research, Inc., Marcom Holdings, Inc., The Data
                        Group, II, Inc. and Silicon Valley Bank, dated September 1,
                        1997

       10.7.2           Second Amendment to Loan and Security Agreement by and among
                        Sky Alland Research, Inc., The Data Group, II, Inc. and
                        Silicon Valley Bank, dated December 22, 1997

       10.7.3           Third Amendment to Loan and Security Agreement by and among
                        Sky Alland Research, Inc., The Data Group, II, Inc. and
                        Silicon Valley Bank, dated March 19, 1998

       10.7.4           Fourth Amendment to Loan and Security Agreement by and among
                        Sky Alland Research, Inc., The Data Group, II, Inc. and
                        Silicon Valley Bank, dated June 13, 1999

       10.7.5           Fifth Amendment to Loan and Security Agreement by and among
                        Sky Alland Research, Inc., The Data Group, II, Inc. and
                        Silicon Valley Bank, dated September 13, 1999

       10.7.6           Sixth Amendment to Loan and Security Agreement by and among
                        Sky Alland Research, Inc., The Data Group, II, Inc. and
                        Silicon Valley Bank, dated November 5, 1999

         10.8           Fifth Amended and Restated Revolving Promissory Note by and
                        among Sky Alland Research, Inc., The Data Group, II, Inc.
                        and Silicon Valley Bank, dated November 5, 1999

         10.9           Second Amended and Restated Equipment Term Note No.1 of 2 by
                        and among Sky Alland Research, Inc., The Data Group, II,
                        Inc. and Silicon Valley Bank, dated November 5, 1999

        10.10           Second Amended and Restated Equipment Term Note No. 2 of 2
                        by and among Sky Alland Research, Inc., The Data Group, II,
                        Inc. and Silicon Valley Bank, dated November 5, 1999

        10.11 Second Amended & Restated Registration Rights Agreement, dated February 3, 2000

         23.1           Consent of KPMG LLP

         23.2* Consent of Piper Marbury Rudnick & Wolfe LLP (included as part of Exhibit 5.1 hereto)

         23.3           Opinion of KPMG LLP, regarding financial statement schedule

         24.1           Power of Attorney (included in signature pages)

         27.1           Financial Data Schedule

------------------------

*   To be filed by amendment

    (B) FINANCIAL STATEMENT SCHEDULES:

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

    All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been ommitted.

17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Charter or Bylaws or the Maryland General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, employee or agent of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, employee or agent in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted form the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, Maryland, on the 4th day of February, 2000.

                                                       iSKY, Inc.

                                                       By:  /s/ RICHARD T. HEBERT
                                                            -----------------------------------------
                                                            Richard T. Hebert
                                                            PRESIDENT AND
                                                            CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appointed Richard T. Hebert and Mark
F. Yanson, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this Registration Statement, or any registration statement for this offering that is to be effective upon filing pursuant to rule 462(b) under the Securities Act of 1933, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

                        NAME                                      TITLE                      DATE
                        ----                                      -----                      ----
                                                       President and Chief
                /s/ RICHARD T. HEBERT                    Executive Officer
     -------------------------------------------         (Principal Executive          February 4, 2000
                  Richard T. Hebert                      Officer)

               /s/ RAYMOND J. ZUKOWSKI                 Chief Operating Officer
     -------------------------------------------                                       February 4, 2000
                 Raymond J. Zukowski

                 /s/ MARK F. YANSON                    Chief Financial Officer
     -------------------------------------------         (Principal Accounting and     February 4, 2000
                   Mark F. Yanson                        Financial Officer)

                /s/ MICHAEL S. FISHER                  Director
     -------------------------------------------                                       February 4, 2000
                  Michael S. Fisher

                /s/ STEPHEN J. GETSY                   Director
     -------------------------------------------                                       February 4, 2000
                  Stephen J. Getsy

                                                       Director
     -------------------------------------------                                       February 4, 2000
                   Steven Gilbert

               /s/ WALTER G. LOHR, JR.                 Director
     -------------------------------------------                                       February 4, 2000
                 Walter G. Lohr, Jr.

                  /s/ WALTER MANER                     Director
     -------------------------------------------                                       February 4, 2000
                    Walter Maner

                        NAME                                      TITLE                      DATE
                        ----                                      -----                      ----
                   /s/ GARY NEEMS                      Director
     -------------------------------------------                                       February 4, 2000
                     Gary Neems

                 /s/ CHARLES STRYKER                   Director
     -------------------------------------------                                       February 4, 2000
                   Charles Stryker

                                  SCHEDULE II

                                                                ADDITIONS
                                                         -----------------------
                                            BALANCE AT   CHARGED TO   CHARGED TO                   BALANCE
                                            BEGINNING    COSTS AND      OTHER       DEDUCTIONS     AT END
                                            OF PERIOD     EXPENSES     ACCOUNTS    (WRITE-OFFS)   OF PERIOD
DESCRIPTION                                 ----------   ----------   ----------   ------------   ---------
1/1/97-12/31/97
  Allowance for doubtful accounts.........   $118,907       67,227          --        (46,087)     140,047

1/1/98-12/31/98
  Allowance for doubtful accounts.........   $140,047      205,000          --       (241,153)     103,894

1/1/99-12/31/99
  Allowance for doubtful accounts.........   $103,894      190,000          --        (73,329)     220,565

                                      S-1